  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1997

                                                 REGISTRATION NO. 33-26991
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

               AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.

                   AMCRAFT BUILDING PRODUCTS CO., INC.

                         MULE-HIDE PRODUCTS CO., INC.
    (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)
        DELAWARE                     5033                    39-1413708
                                     5033
      DELAWARE                                             39-1701778
          TEXAS                      5033                    62-1277211
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                                ONE ABC PARKWAY
                            BELOIT, WISCONSIN 53511
                           TELEPHONE: (608) 362-7777
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                                      COPY TO:
             KENDRA STORY                      CARTER W. EMERSON, P.C.
                                                  KIRKLAND & ELLIS
       AMERICAN BUILDERS &
                                            200 EAST RANDOLPH, SUITE 5700
   CONTRACTORS SUPPLY CO., INC.
            ONE ABC PARKWAY                    CHICAGO, ILLINOIS 60601
        BELOIT, WISCONSIN 53511               TELEPHONE: (312) 861-2000
       TELEPHONE: (608) 362-7777

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                          OF AGENT FOR SERVICE)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 25, 1997

PROSPECTUS

             AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.

                    AMCRAFT BUILDING PRODUCTS CO., INC.

                       MULE-HIDE PRODUCTS CO., INC.

   OFFER TO EXCHANGE ITS 10 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007 FOR ANY AND ALL OF ITS OUTSTANDING 10 5/8% SENIOR SUBORDINATED NOTES DUE 2007

  The Exchange Offer will expire at 5:00 p.m., New York City time, on
           , 1997, unless extended.

  American Builders & Contractors Supply Co., Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 5/8% Series B Senior Subordinated Notes due 2007 (the "New Notes"), which will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10 5/8% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $100,000,000 principal amount is outstanding. The New Notes and the Old Notes are each sometimes referred to herein as the "Notes." The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will no longer be entitled to certain rights under the Registration Agreement (as defined below), including certain provisions thereof relating to an increase in the interest rate which were included in the terms of the Old Notes. The New Notes evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of May 7, 1997 (the "Indenture") between the Company, Mule-Hide Products Co., Inc., a Texas corporation ("Mule-Hide"), Amcraft Building Products Co., Inc., a Delaware corporation ("Amcraft"), and Norwest Bank Minnesota, National Association, as trustee, governing the Notes.

  The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt (as defined) of the Company. The New Notes will be jointly and severally guaranteed, subject only to limitations based on fraudulent conveyance considerations, on a senior subordinated basis by the Company's existing and future wholly-owned subsidiaries (the "Subsidiary Guarantors" or the "Guarantors"). The Guarantees (as defined) will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined). As of March 31, 1997, on a pro forma basis after giving effect to the Offering (as defined below) and the application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $57.1 million of Senior Debt (including outstanding guarantees and letters of credit).

  On or after May 15, 2002, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages (as defined), if any, to the date of redemption. Notwithstanding the foregoing, any time on or before May 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of an initial public offering of its common stock at a redemption price equal to 110 5/8% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the redemption date; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption. See "Description of the Notes--Optional Redemption." Upon a Change of Control (as defined herein), the Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

  The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on           , 1997,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by the Company on May 7, 1997 to the Initial Purchasers (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and with a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be reoffered, resold or otherwise

                                             (Cover continued on following page)

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION  OR ANY STATE SECURITIES  COMMISSION PASSED UPON  THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY  IS
      A CRIMINAL OFFENSE.

                 The date of this Prospectus is          , 1997
transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into by the Company in connection with the Offering. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale; provided, however, that the Company and the Subsidiary Guarantors will have no obligation to amend or supplement this Prospectus unless the Company has received written notice from a Participating Broker-Dealer of their prospectus delivery requirements under the Securities Act within fifteen business days following consummation of the Exchange Offer. See "Plan of Distribution."

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and the Registration Rights Agreement and with respect to transfer under the Securities Act. If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders. Other than as set forth above, holders of Old Notes who do not tender in the Exchange Offer will not have any continuing rights under the Registration Rights Agreement. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of New Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

  The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Certificate (as defined), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Certificate representing the New Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Certificate, New Notes in certified form will be issued in exchange for the Global Certificate only on the terms set forth in the Indenture. See "Description of Notes--Book-Entry; Delivery and Form."

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirely by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Company and the Guarantors will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company and the Guarantors to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company or the Guarantors other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company will nevertheless be required to continue to file reports with the Commission if the New Notes are listed on a national securities exchange. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding and commencing with information relating to the fiscal quarter ended June 30, 1997, the Company will furnish to the Holders of Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, commencing after the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods specified in the Commission's rules and regulations, and make such information available to securities analysts and prospective investors upon their reasonable request. In addition, each of the Company and the Guarantors has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references herein to "ABC" or the "Company" refer to American Builders & Contractors Supply Co., Inc. and its subsidiaries (including Mule-Hide Products Co., Inc. ("Mule-Hide") and Amcraft Building Products Co., Inc. ("Amcraft")). The Company's sole stockholder previously owned all of the capital stock of Mule-Hide and Amcraft, which supply certain roofing and siding products to the Company, and all of the capital stock of Hendricks Real Estate Properties, Inc. ("HREP"), which owned the Company's headquarters building. On or about May 1, 1997, all of the capital stock of Mule-Hide and Amcraft was contributed to the Company and HREP merged with and into the Company (the "Combining Transactions"). The financial statements set forth herein are presented on a combined basis and include the results of operations of Mule-Hide, Amcraft and HREP for all periods presented. Unless otherwise stated, all other information contained herein assumes the completion of the Combining Transactions. See "Recent Transactions."

                                  THE COMPANY

  ABC is the largest wholesale distributor of roofing products and one of the largest wholesale distributors of vinyl siding materials in the United States, operating 161 distribution centers located in 37 states as of March 31, 1997. ABC provides its customers with access to what it believes to be the largest selection of roofing and vinyl siding materials in the industry and with a knowledgeable staff capable of providing product specific information, as well as credit services and marketing support. For the year ended December 31, 1996, the Company generated $30.2 million of EBITDA (as defined herein) from net sales of $789.1 million. See note (5) of "--Summary Combined Historical Financial Data."

  The products distributed by the Company consist exclusively of roofing and siding materials, windows and related tools and accessories for residential and, to a lesser extent, commercial applications. The Company markets these products on a wholesale basis primarily to small and medium-sized roofing and siding contractors that are involved in the replacement segment of the construction industry. ABC also distributes products to builders and subcontractors involved in new construction projects. According to the National Roofing Contractors Association, approximately 77.0% of the 1996 U.S. roofing market consisted of replacement or remodeling projects, and the Company believes that replacement and remodeling purchases represent a greater proportion of its revenue than that of the industry as a whole. The Company believes that its focus on roofing and vinyl siding products and in-depth knowledge of such products, combined with its long-term approach to customer relationships, allow it to distinguish itself from mass-merchandiser building supply companies. At the same time, the Company believes that its size and market share allow it to negotiate volume discounts and other favorable terms with manufacturers and maintain a broader product selection than smaller local and regional building supply distributors.

  While ABC operates nationwide, the wholesale roofing and siding distribution channel is characterized by a large number of small local and regional participants. As a result of their small size, many of these distributors lack the purchasing power of a larger entity, the resources to offer multiple brands and broad product lines or the inventory control and credit management systems necessary to operate efficiently in multiple branches. The Company believes that the competitive environment faced by small distributors has prompted the trend toward industry consolidation and that such consolidation offers significant opportunities for ABC.

  ABC was founded in 1982 by its President and Chief Executive Officer, Kenneth
A. Hendricks, who, as the owner of a successful roofing business, saw a market for the Company's services. Since its inception, ABC has experienced significant growth. The Company's net sales and EBITDA have increased from $368.3 million and $13.1 million, respectively, for the year ended December 31, 1992, to $789.1 million and $30.2 million, respectively, for the year ended December 31, 1996, representing compound annual growth rates of 21.0% and

23.2%, respectively. See note (5) of "--Summary Combined Historical Financial Data." In addition, comparable distribution center sales have grown at an average annual rate of 14.4% over the same period. The Company is managed by a team of experienced roofing and siding distribution professionals, including its seven regional managers, who have an average of 20 years of experience in the exterior building products supply industry.

                               BUSINESS STRATEGY

  The Company's business objective is to strengthen its position as the largest wholesale distributor of roofing products and one of the largest wholesale distributors of vinyl siding materials in the United States. To support this objective, the Company has adopted a business strategy that includes the following key components:

  . Offer a Broad Product Selection and Superior Customer Service: ABC offers what it believes to be the largest selection of roofing and vinyl siding products in the industry. The Company believes that it offers more grades, styles and colors of roofing and vinyl siding products in stock at multiple price points than its competitors. ABC provides its customers with prompt product delivery as well as product specific information, manufacturer-sponsored training, credit services and marketing support. By providing high quality products, support services and credit programs, ABC effectively distinguishes itself from smaller distributors and mass-merchandisers. The Company believes its broad roofing and vinyl siding product offerings and superior customer service enhance its customers' ability to compete in their markets and to grow their businesses, thereby creating customer loyalty and enhancing ABC's growth potential.

  . Expand Distribution Center Product Mix: The Company currently operates distribution centers in 37 states, and has a market presence in 44 of the 50 most populous metropolitan areas in the United States. Although the Company has developed a national network of distribution centers, not all of its locations offer the complete ABC product line. The Company has recently increased its focus on vinyl siding and window products, but currently distributes vinyl siding and windows in only 61.0% and 39.0%, respectively, of its distribution centers. By offering its full product line in all of its locations, the Company believes it can achieve considerable sales and EBITDA growth.

  . Leverage Economies of Scale: The Company's size allows it to obtain volume discounts and other favorable terms on many of its primary products and maintain a broader selection within its product categories than most other distributors and mass-merchandisers. The Company's size and geographic dispersion also enable it to shift resources among its distribution centers to offset the effects of regional product shortages or to quickly meet market demand. By leveraging its geographic coverage and economies of scale, the Company is able to set its prices competitively while maintaining favorable operating results.

  . Pursue Selective Acquisitions: Since January 1, 1992, the Company has completed 24 acquisitions, acquiring 34 local distribution centers (net of consolidations). The Company has historically selected acquisition candidates based, in part, on the opportunity to improve their operating results. The Company seeks to leverage its purchasing power, broad product selection and management expertise to improve the financial performance of its acquired distribution centers while maintaining the acquired customer bases. Recently, the Company has considered acquiring larger distributors with better operating results than its prior acquisition candidates. On May 19, 1997, the Company acquired Viking (as defined herein), a regional building supply distributor with 12 locations in the northeastern United States. See "Recent Transactions-- The Viking Acquisition." The Company believes that the ongoing consolidation in the building materials distribution industry will continue to provide suitable acquisition candidates in the future.

  . Utilize Performance Related Incentives: The Company maintains incentive programs designed to reward its employees for achieving positive operating results. Each of the Company's non-union employees has the opportunity to earn a substantial bonus based on the profitability of such employee's individual operating unit. These incentive programs encourage the Company's distribution center managers to make independent, local market-driven decisions regarding product mix and daily operations. The Company believes its incentive programs have contributed significantly to its profitability and have helped it to achieve an average annual growth rate of comparable distribution center sales of 14.4% over the past five fiscal years.

                                ---------------

  The Company was originally incorporated in Texas in 1982 and was reincorporated in Delaware in 1997. Its principal executive offices are located at One ABC Parkway, Beloit, Wisconsin 53511 and its telephone number is (608) 362-7777.

                                 THE OFFERING

OLD NOTES..............  The Old Notes were sold by the Company on May 7, 1997 to the Initial Purchasers pursuant to a Purchase Agreement dated May 2, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

REGISTRATION RIGHTS      Pursuant to the Purchase Agreement, the Company and
 AGREEMENT.............  the Initial Purchasers entered into a Registration
                         Rights Agreement dated as of May 7, 1997 (the
                         "Registration Rights Agreement"), which grants the holder of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

                              THE EXCHANGE OFFER

SECURITIES OFFERED.....  $100,000,000 aggregate principal amount of 10 5/8
                         Series B Senior Subordinated Notes due 2007 of the Company.

THE EXCHANGE OFFER.....  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the New Notes to holders on or promptly after the Expiration Date.

                         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                          Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale; provided, however, that the Company and the Subsidiary Guarantors will have no obligation to amend or supplement this Prospectus unless the Company has received written notice from a Participating Broker-Dealer of their prospectus delivery requirements under the Securities Act within fifteen business days following consummation of the Exchange Offer. See "Plan of Distribution."

                          Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act for which the holder is not indemnified by the Company.

EXPIRATION DATE.........  5:00 p.m., New York City time, on             , 1997
                          unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

ACCRUED INTEREST ON THE
 NEW NOTES AND THE OLD
 NOTES..................
                          Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the New Note. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

CONDITIONS TO THE
 EXCHANGE OFFER.........
                          The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."

PROCEDURES FOR
 TENDERING OLD NOTES....
                          Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

UNTENDERED OLD NOTES....  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

CONSEQUENCES OF FAILURE
 TO EXCHANGE............
                          The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act. See "The Exchange Offer--Consequences of Failure to Exchange."

SHELF REGISTRATION
 STATEMENT..............  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders. Other than as set forth above, holders of Old Notes who do not tender in the Exchange Offer will not have any continuing rights under the Registration Rights Agreement.

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS......
                          Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
 PROCEDURES.............
                          Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old

                          Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.......  Tenders may be withdrawn at any time prior to 5:00
                          p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES
 AND DELIVERY OF NEW
 NOTES..................
                          The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

USE OF PROCEEDS.........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

EXCHANGE AGENT..........  Norwest Bank Minnesota, National Association

                                 THE NEW NOTES

GENERAL.................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

SECURITIES OFFERED......  $100,000,000 in aggregate principal amount of 10 5/8%
                          Series B Senior Subordinated Notes due 2007 of the Company.

MATURITY DATE...........  May 15, 2007.

INTEREST PAYMENT DATES..  May 15 and November 15 of each year, commencing
                          November 15, 1997.

OPTIONAL REDEMPTION.....  On or after May 15, 2002, the Company may redeem the
                          Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, any time on or before May 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of an initial public offering of its common stock at a redemption price equal to 110 5/8% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the redemption date; provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption. See "Description of the Notes--Optional Redemption."

MANDATORY REDEMPTION....  None.

RANKING.................
                          The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Debt, which will include borrowings under the Credit Agreement. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and application of the net proceeds therefrom, the Company and its subsidiaries would have had approximately $57.1 million of outstanding Senior Debt (including outstanding guarantees and letters of credit). The indenture pursuant to which the New Notes will be issued (the "Indenture") permits the Company and its subsidiaries to incur additional indebtedness, including additional Senior Debt, subject to certain limitations. See "Description of the Notes--Subordination."

GUARANTEES..............
                          The New Notes will be jointly and severally guaranteed, limited only by laws relating to fraudulent conveyance, by each of the existing and future subsidiaries of the Company. Such subsidiary guarantees will be subordinated to all Senior Debt of the Guarantors. As of March 31, 1997, the Company's subsidiaries had approximately $1.8 million of Senior Debt outstanding. See "Description of the Notes-- Subsidiary Guarantees."

CHANGE OF CONTROL.......  Upon a Change of Control (as defined herein), the
                          Company will be required to make an offer to repurchase all outstanding Notes at 101.0% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of repurchase. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control."

COVENANTS...............  The Indenture will restrict, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, enter into sale and leaseback transactions, incur liens to secure pari passu or subordinated indebtedness, pay dividends or make certain other restricted payments, apply net proceeds from certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Notes (or any guarantee thereof), merge or consolidate with any other person, sell stock of subsidiaries, enter into new lines of business or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. See "Description of the Notes-- Certain Covenants."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Notes.

                  SUMMARY COMBINED HISTORICAL FINANCIAL DATA

  The following table presents summary combined historical financial information of the Company, Mule-Hide, Amcraft and HREP for each of the five years in the period ended December 31, 1996. The combined historical financial information for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 has been derived from the combined financial statements of the Company, Mule-Hide, Amcraft and HREP for such periods, which have been audited by Ernst & Young LLP. The summary combined historical financial information for the three months ended March 31, 1996 and 1997 has been derived from combined financial statements of the Company, Mule-Hide, Amcraft and HREP which have not been audited but which in the opinion of management have been prepared on the same basis as the audited combined financial statements included herein and reflect all adjustments (consisting of normal and recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods presented. The summary combined historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements of the Company, Mule-Hide, Amcraft and HREP as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and the notes thereto, which appear elsewhere in this Prospectus. The results of operations at and for the three months ended March 31, 1997 are not indicative of results for the full year.

                                                                              THREE MONTHS
                                    YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                          ------------------------------------------------  ------------------
                            1992      1993      1994      1995      1996      1996      1997
                          --------  --------  --------  --------  --------  --------  --------
                                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales...............  $368,271  $446,384  $513,766  $638,821  $789,103  $128,704  $162,772
Cost of sales...........   287,912   350,987   403,032   501,027   615,627   100,695   126,789
                          --------  --------  --------  --------  --------  --------  --------
Gross profit............    80,359    95,397   110,734   137,794   173,476    28,009    35,983
Operating expenses:
  Distribution centers..    64,380    75,249    90,481   110,859   140,300    29,106    36,656
  General and
   administrative.......     6,412     9,547     7,981    10,476    12,016     2,897     3,566
                          --------  --------  --------  --------  --------  --------  --------
    Total operating
     expenses...........    70,792    84,796    98,462   121,335   152,316    32,003    40,222
                          --------  --------  --------  --------  --------  --------  --------
Operating income (loss).     9,567    10,601    12,272    16,459    21,160    (3,994)   (4,239)
OTHER INCOME (EXPENSE):
  Interest income.......       380       378       554       653       689       136       165
  Interest expense......    (3,872)   (4,522)   (6,020)   (9,745)  (11,146)   (2,572)   (2,898)
                          --------  --------  --------  --------  --------  --------  --------
    Total other income
     (expense)..........    (3,492)   (4,144)   (5,466)   (9,092)  (10,457)   (2,436)   (2,733)
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations
 before provision for
 income taxes...........     6,075     6,457     6,806     7,367    10,703    (6,430)   (6,972)
Provision for income
 taxes (1)..............       124       236       260       338       329        52        32
                          --------  --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations..     5,951     6,221     6,546     7,029    10,374    (6,482)   (7,004)
Discontinued operations
 (2)....................      (598)   (2,981)      --        --        --        --        --
                          --------  --------  --------  --------  --------  --------  --------
Net income (loss) ......  $  5,353  $  3,240  $  6,546  $  7,029  $ 10,374  $ (6,482) $ (7,004)
                          ========  ========  ========  ========  ========  ========  ========
Ratio of earnings to
 fixed charges (3)......       2.0x      1.9x      1.8x      1.6x      1.7x       .8x       .1x
OTHER DATA:
Number of distribution
 centers (at period
 end)...................        95        98       109       126       157       135       161
Comparable distribution
 center sales growth
 (4)....................      13.3%     18.7%     11.1%     17.3%     11.5%      8.7%     16.8%
Depreciation and
 amortization...........  $  3,574  $  4,261  $  5,194  $  6,808  $  9,079  $  2,066  $  2,486
Capital expenditures....  $  6,026  $  7,077  $ 13,830  $ 19,922  $ 14,697  $  3,512  $  4,368
EBITDA (deficit) (5)....  $ 13,141  $ 14,862  $ 17,466  $ 23,267  $ 30,239  $ (1,928) $ (1,753)
EBITDA margin...........       3.6%      3.3%      3.4%      3.6%      3.8%       NM        NM
Ratio of EBITDA to net
 interest expense.......       3.8x      3.6x      3.2x      2.6x      2.9x       NM        NM
Pro forma net cash
 interest expense (6)...                                          $ 14,132
Ratio of EBITDA to pro
 forma net cash interest
 expense................                                               2.1x
Net cash provided by
 (used in):
  Operating activities..  $  5,460  $ (3,517) $ (1,210) $ (6,282) $  4,756  $  2,099  $  6,793
  Financing activities..     2,251    11,052    17,181    32,317    21,825     4,788    (3,828)
  Investing activities..    (7,563)   (7,319)  (15,366)  (25,048)  (26,694)   (9,361)   (4,677)

NM--Not Meaningful

                                                             MARCH 31, 1997
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(8)
                                                         -------- --------------
BALANCE SHEET DATA (7):
Working capital......................................... $ 99,137    $ 99,137
Total assets............................................  295,958     292,981
Long-term debt, less current portion....................  137,233     144,256
Stockholder's equity (9)................................   24,899      13,299

--------
(1) Consists of certain state and local income taxes. As subchapter S corporations under the Internal Revenue Code of 1986, as amended (the "Code"), ABC, Mule-Hide, Amcraft and HREP have not been subject to U.S. federal income taxes or most state income taxes. Instead, such taxes have been paid by Mr. Hendricks. The Company has in the past made periodic distributions to Mr. Hendricks in respect of such tax liabilities. From and after the date of the Indenture, such distributions will be made in accordance with the terms of the Tax Allocation Agreement (as defined herein). See "Certain Transactions."
(2) In 1993, Amcraft made a decision to discontinue its manufacturing operations, which primarily produced vinyl windows. The results of operations of Amcraft's manufacturing segment have been classified as discontinued operations for the years ended December 31, 1992 and 1993.

(3) For purposes of calculating this ratio, "earnings" represents earnings
    (loss) from continuing operations before income taxes plus fixed charges. "Fixed charges" consists of interest expense, amortization of debt issuance costs and the portion of rent on operating leases considered to represent interest expense (approximated at one-third of rent expense).
(4) "Comparable distribution center sales growth" is defined as the percentage change in distribution center sales as compared to sales for the same distribution centers in the prior year. For purposes of this calculation, only distribution centers that were open and operated by ABC for at least one year as of the beginning of the applicable period are included.
(5) "EBITDA" is defined as operating income plus depreciation and amortization. EBITDA is not a measure of performance under generally accepted accounting principles ("GAAP"). Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities because the Credit Agreement uses EBITDA as a measure of compliance with one of its financial covenants, because the Company utilizes EBITDA in evaluating acquisition candidates and because EBITDA reflects the earnings trends of the Company without the impact of the amortization of goodwill acquired in connection with the Company's acquisitions or the interest expense relating to the financing of such acquisitions. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or an alternative to any other measure of performance in conformity with generally accepted accounting principles.
(6) Consists of interest of $10.625 million relating to the Notes, $1.27 million relating to average outstanding borrowings under the Credit Agreement of $17.9 million, and $2.30 million relating to other borrowings, less $0.06 million in interest income, all after giving effect to the Offering and the use of the net proceeds (determined as of December 31, 1996 balances) therefrom as described under "Use of Proceeds," as if such transactions were consummated on January 1, 1996. The figure excludes $0.35 million of non-cash interest expense associated with debt financing costs.
(7) The Company's business is highly seasonal. As a result, the Company's borrowings under the Credit Agreement fluctuate significantly over the course of the year. In 1996, the minimum and maximum amount of borrowings outstanding under the Credit Agreement at any one time were $86.5 million (in January) and $131.9 million (in June). The average borrowings outstanding in 1996 were $109.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(8) Reflects the results, on a pro forma basis, of the Offering and the use of the net proceeds therefrom as described under "Use of Proceeds" as if such events occurred at March 31, 1997.

(9) As adjusted, reflects payment of the Distribution (as defined herein) as if it had occurred on March 31, 1997. See "Use of Proceeds." As adjusted, also reflects the payment of a dividend to the Company's sole stockholder in respect of 1996 federal and state income taxes of approximately $1.6 million made in April 1997 as if such payment had occurred on March 31, 1997.

                                 RISK FACTORS

  This Prospectus contains certain forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as on assumptions made by and information currently available to the Company at the time such statements were made. When used in this Prospectus the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. While the Company believes these statements are reasonable, prospective investors should be aware that actual results could differ materially from those projected by such forward-looking statements as a result of the risk factors set forth below or other factors. Prospective investors should consider carefully the following factors, as well as the other information and data included in this Prospectus, before tendering Old Notes in exchange for New Notes. The Company cautions the reader, however, that this list of factors may not be exhaustive and that these or other factors could have an adverse effect on the Company's ability to service its indebtedness, including principal and interest payments on the Notes.

SUBSTANTIAL LEVERAGE

  The Company has incurred significant debt in connection with its expansion through acquisitions. As of March 31, 1997, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company would have had outstanding Indebtedness (as defined herein) of approximately $157.1 million (of which $100.0 million would have consisted of the Notes) and stockholder's equity of approximately $13.3 million. For the year ended December 31, 1996, after giving pro forma effect to the Offering and the application of the net proceeds therefrom, the Company's ratio of earnings to fixed charges would have been 1.4 to 1.

  The Company's ability to make scheduled principal payments in respect of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, any of its indebtedness (including the Notes) will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors beyond its control. Based upon the Company's current level of operations and anticipated growth, management believes that cash flow from operations, together with available borrowings under the Company's senior credit agreement (the "Credit Agreement"), will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures, scheduled lease payments and scheduled payments of interest on its indebtedness, including the Notes, for the foreseeable future. The Company may, however, need to refinance all or a portion of the principal of the Notes at or prior to maturity. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated growth will occur or that future borrowings will be available under the Credit Agreement or otherwise in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make anticipated capital expenditures and lease payments. In addition, there can be no assurance that the Company will be able to effect any such refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The degree to which the Company will be leveraged following the Exchange Offer could have important consequences to holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) the Indenture and the Credit Agreement contain financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Notes tendered to it upon the occurrence of a Change of Control. See "Description of the Notes--Repurchase at the Option of Holders--Change of Control" and "Description of the Credit Agreement."

SUBORDINATION OF THE NOTES AND THE GUARANTEES

  The Notes and the Guarantees are unsecured and subordinated to the prior right of payment of all existing and future Senior Debt of the Company and the Guarantors, including obligations under the Credit Agreement. The indebtedness under the Credit Agreement will also become due prior to the time the principal obligations under the Notes become due. Subject to certain limitations, the Indenture permits the Company and the Guarantors to incur additional Senior Debt. The Guarantees are joint and several obligations of the Guarantors, limited only by laws relating to fraudulent conveyance. As of March 31, 1997, the Company and the Guarantors had $55.3 million and $1.8 million, respectively, of Senior Debt outstanding, after giving pro forma effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds", including guarantees and letters of credit outstanding. Under the terms of the Indenture the Company and the Guarantors may incur an unlimited amount of Permitted Indebtedness (as defined) and additional Indebtedness, subject to meeting its Fixed Charge Coverage Ratio (as defined herein) of 2.0 to 1. See "Description of the Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Under certain circumstances, the subordination provisions contained in the Indenture prohibit the Company and the Guarantors from making distributions to the holders of the Notes. In addition, in the event of a liquidation or insolvency, the assets of the Company and the Guarantors will be available to pay obligations on the Notes only after all Senior Debt of the Company and the Guarantors has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, substantially all of the assets of the Company and the Guarantors will or may in the future be pledged to secure other indebtedness of the Company and the Guarantors. Certain affiliates of the Initial Purchasers are lenders under the Credit Agreement and as such received a substantial portion of the net proceeds of this Offering. See "Use of Proceeds," "Description of the Credit Agreement" and "Description of the Notes--Subordination."

RESTRICTIONS IMPOSED BY THE CREDIT AGREEMENT AND THE INDENTURE

  The agreements governing the outstanding indebtedness of the Company impose certain operating and financial restrictions on the Company. The Credit Agreement require the Company to maintain specified financial ratios and tests, among other obligations, including a maximum funded debt to EBITDA ratio (currently 6.60 to 1), a minimum tangible net worth test ($85 million at December 31, 1997 and $75 million each year end thereafter) and a minimum fixed charge coverage ratio (currently 1.45 to 1), each as defined in the Credit Agreement. Net worth as defined in the Credit Agreement includes the principal outstanding under the Notes. In addition, the Credit Agreement restrict, among other things, the Company's ability to (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or repurchase debt (including the Notes); (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) issue more debt; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; and (ix) enter into transactions with affiliates. A failure to comply with the restrictions contained in the Credit Agreement could lead to an event of default thereunder which could result in an acceleration of such indebtedness. Such an acceleration would constitute an event of default under the Indenture relating to the Notes. In addition, the Indenture restricts, among other things, the Company's ability to (i) incur additional indebtedness; (ii) pay dividends and make distributions; (iii) issue stock of subsidiaries; (iv) make certain investments; (v) repurchase stock; (vi) create liens; (vii) enter into transactions with affiliates; (viii) enter into sale-leaseback transactions;
(ix) merge or consolidate the Company; and (x) transfer and sell assets. A failure to comply with the restrictions in the Indenture could result in an event of default under the Indenture. See "Description of the Credit Agreement" and "Description of the Notes--Certain Covenants."

  The Credit Agreement contains more extensive and restrictive covenants and restrictions than the Indenture, as described above. The Company's ability to comply with these covenants and restrictions can be affected by events beyond its control, and there can be no assurance that the Company will be able to do so. In addition, such covenants and restrictions significantly limit the Company's operating and financial flexibility. There can be no assurance that such covenants will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which may be in the interests of the Company. The Credit Agreement also restricts the Company's ability to prepay other indebtedness (including the Notes). Upon the occurrence of an event of default under the Credit Agreement, the lenders thereunder could elect to declare all amounts outstanding under the Credit Agreement, including accrued interest or other obligations, to be immediately due and payable or proceed against the collateral granted to them to secure that indebtedness. If any Senior Debt were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. See "Description of the Credit Agreement."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

  In the event of a Change of Control, the Company will be required to make an offer to repurchase the Notes for cash at 101.0% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date. Certain events involving a Change of Control may result in an event of default under the Credit Agreement or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause an event of default under the Credit Agreement and may cause a default under such other indebtedness, even if the Change of Control does not. The Company's obligations under this provision of the Indenture could delay, deter or prevent a sale of the Company which might otherwise be advantageous to holders of Notes. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes--Repurchase at the Option of Holders--Change of Control." In addition, there can be no assurance that the Company will not, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a Change of Control, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings or otherwise adversely affect holders of Notes.

FRAUDULENT CONVEYANCE

  Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Guarantors' issuance of the Guarantees. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with actual intent to hinder, delay or defraud any present or future creditor or
(y) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. To the extent any Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, the claims of holders of the Notes in respect of such Guarantor would be adversely affected and such holders would, to such extent, be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. To the extent the claims of the holders of the Notes against the issuer of an invalid Guarantee were subordinated, they would be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portions of any of the Guarantees.

  The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Under one measure, a Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, is greater than the fair marketable value of all of its assets at a fair valuation. Under another measure, a Guarantor may be considered insolvent if the present fair marketable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

  Based upon financial and other information, the Company believes that the Guarantees are being incurred for proper purposes and in good faith and that each Guarantor is solvent and will continue to be solvent after issuing its Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company.

GROWTH BY ACQUISITION

  The Company's growth strategy is based, in part, upon the acquisition of other roofing and siding products distributors. The Company continually seeks acquisition candidates in selected markets and from time to time engages in exploratory discussions with suitable candidates. There can be no assurance, however, that the Company will be able to continue to identify and acquire appropriate businesses, obtain financing for such acquisitions on satisfactory terms or successfully integrate the businesses acquired. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention. Furthermore, there can be no assurance that competition for acquisition candidates will not escalate, thereby increasing the costs of making acquisitions.

COMPETITION

  The roofing and siding products distribution industry is highly competitive and fragmented. The Company competes with many local, regional and national distributors, product manufacturers that engage in direct sales and, to a lesser extent, mass merchandisers. The Company's competition varies by product line, customer classification and geographic market. Certain of the companies that compete with the Company have substantially greater financial and other resources than those of the Company. See "Business--Competition."

SUPPLY AND PRICE OF PRODUCTS

  The Company distributes building products manufactured by a number of major vendors. GAF Corporation ("GAF") is the Company's largest supplier, with purchases of GAF roofing products accounting for approximately 14.3% of the Company's total product purchases in 1996. No other supplier accounted for more than 10.0% of the Company's total product purchases in 1996. Although alternative sources of supply exist, there can be no assurance that the termination of the Company's relationship with GAF would not have a short-term adverse effect on the Company's operations. See "Business--Purchasing."

  Supply shortages occur at times as a result of unanticipated demand or production difficulties. In such cases, building materials suppliers often allocate products among distributors. Future supply shortages may occur from time to time and may have a short-term adverse effect on the Company's results of operations.

  The Company has negotiated what management believes to be favorable pricing terms from many of its suppliers. Should the Company be unable to renew its arrangements with such suppliers or should such suppliers materially reduce or cease to offer volume and other discounts, the Company's results of operations could be materially adversely affected.

SEASONALITY; CYCLICALITY

  Because of cold weather conditions in many of the markets in which the Company does business and the seasonal nature of the roofing and siding business generally, the Company's revenues vary substantially throughout the year, with its lowest revenues typically occurring in the months of December through February. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

  The building materials industry is cyclical and is affected by changes in general and local economic conditions, such as housing starts, interest rates, availability of financing, employment levels and consumer confidence. A downturn in the economy in one or more markets served by the Company could have a material adverse effect on the Company's sales, especially its sales to new construction subcontractors.

DEPENDENCE ON KEY PERSONNEL

  The Company is dependent on the continued services of its senior management team, including its founder, President and Chief Executive Officer, Mr. Hendricks. Although the Company believes it could replace such key employees in a timely fashion should the need arise, the loss of such key personnel could have a material adverse effect on the Company. See "Management-- Directors, Executive Officers and Key Employees."

CONTROLLING STOCKHOLDER

  All of the Company's capital stock is held by its founder, President and Chief Executive Officer. Circumstances may occur in which the interests of the sole stockholder of the Company, could be in conflict with the interests of the holders of the Notes. For example, such stockholder may have an interest in pursuing acquisitions, divestitures or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to the holders of the Notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF NOTES

  Prior to the Exchange Offer, there has not been any public market for the Notes. The Old Notes have not been registered under the Securities Act and are subject to restrictions on transferability to the extent that they are not exchanged for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. However, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statements. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the

Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transactions. Each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale; provided, however, that the Company and the Subsidiary Guarantors will have no obligation to amend or supplement this Prospectus unless the Company has received written notice from a Participating Broker-Dealer of their prospectus delivery requirements under the Securities Act within fifteen business days following consummation of the Exchange Offer. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                              RECENT TRANSACTIONS

  The Combining Transactions. The Company's sole stockholder previously owned all of the capital stock of Mule-Hide and Amcraft, which supply certain roofing and vinyl siding products to the Company, and HREP, which owned the Company's headquarters building. For the year ended December 31, 1996, Mule-Hide, Amcraft and HREP reported aggregate net sales of $40.7 million (including $35.0 million of sales to ABC) and net income of $1.2 million. On or about May 1, 1997, all of the capital stock of Mule-Hide and Amcraft was contributed to the Company and HREP merged with and into the Company. Mule-Hide and Amcraft now operate as wholly-owned subsidiaries of the Company. The Combining Transactions were accounted for as a combination of entities under common control (similar to a pooling of interests), wherein all prior periods were restated to combine the historical financial statements of Mule-Hide, Amcraft and HREP with those of the Company. The financial statements set forth herein are presented on a combined basis and include the results of operations of Mule-Hide, Amcraft and HREP for all periods presented.

  The Viking Acquisition. On May 19, 1997, the Company acquired certain assets and assumed a portion of the liabilities of Viking Building Products, Inc. and certain assets of Viking Aluminum Products, Inc. ("VAP") (such acquired assets and assumed liabilities, collectively, "Viking"). The purchase price for the acquisition of Viking (the "Viking Acquisition") was $25.8 million, which is net of approximately $3.9 million of assumed liabilities. The purchase price was paid with a combination of cash and a $3.0 million seller note payable over two years. Viking was a regional distributor of residential roofing, siding and window products with 12 distribution centers located in the northeastern portion of the United States and reported pre-tax income of $1.4 million on net sales of $84.1 million for its fiscal year ended February 28, 1997. In connection with the Viking Acquisition, the Company entered into a purchase agreement with VAP pursuant to which the Company agreed to purchase a minimum of $98.2 million of VAP products over the next five years.

                                USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the New Notes (which they replace), except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma statements or capitalization tables.

  The proceeds to the Company of the Offering were approximately $96.5 million after deducting estimated expenses and commissions. The Company used approximately $86.5 million of the net proceeds to repay indebtedness outstanding under the Credit Agreement and $10.0 million to make a distribution (the "Distribution") to the Company's sole stockholder. The stockholder used approximately $8.3 million of the proceeds from the Distribution to repay certain real estate related indebtedness owed to the Company as described below; the Company, in turn, used the proceeds from such repayment to further repay indebtedness under the Credit Agreement. After such repayment, the net reduction in amounts outstanding under the Credit Agreement was $94.8 million.

  In connection with certain of the Company's acquisitions, Mr. Hendricks or his affiliates have purchased the real estate of the acquired business, which the Company has then leased from Mr. Hendricks or his affiliates. In addition, certain of the distribution centers opened by the Company are located in facilities purchased by and leased from him or his affiliates. As of December 31, 1996, the Company leased 67 of its distribution centers from Mr. Hendricks or his affiliates. These real estate purchases have historically been financed with a combination of bank financing and equity, and a portion of the equity has sometimes been funded by Mr. Hendricks with borrowings from the Company. The aggregate amount of such borrowings outstanding as of April 30, 1997 was approximately $8.3 million, which Mr. Hendricks repaid in its entirety with a portion of the proceeds of the Distribution. The Company and Mr. Hendricks currently intend to continue to acquire properties for the Company's occupancy using such method of financing. The Indenture and the Credit Agreement each permit the Company to lend additional amounts to Mr. Hendricks in connection with such transactions in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and "Description of the Notes--Certain Covenants--Restricted Payments."

  Contemporaneously with the completion of the Offering, the Company amended the Credit Agreement to, among other things, extend the maturity thereof and reduce the interest rate thereunder. The Credit Agreement, as amended, matures on June 30, 2000 and bears interest at a rate equal to, at the Company's option, LIBOR plus 1.25% or its lenders' prime rate in effect from time to time. See "Description of the Credit Agreement." As of March 31, 1997, the interest rate on borrowings under the Credit Agreement (without giving effect to the amendment) was approximately 7.6% and there was approximately $116.1 million of indebtedness outstanding under the Credit Agreement. NationsBank of Texas, N.A., an affiliate of NationsBanc Capital Markets, Inc., and American National Bank and Trust Company of Chicago, an affiliate of First Chicago Capital Markets, Inc., are lenders and agents under the Credit Agreement and received a substantial portion of the proceeds from the Offering. See "Plan of Distribution."

                                CAPITALIZATION

  The following table sets forth the combined capitalization of the Company, Mule-Hide, Amcraft and HREP as of March 31, 1997 (i) on an actual basis and
(ii) as adjusted to give pro forma effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds" and the payment of a dividend in respect of 1996 federal and state income taxes to the Company's sole stockholder in April 1997 as if such payment had occurred on March 31, 1997. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in this Prospectus.

                                                               MARCH 31, 1997
                                                            --------------------
                                                             ACTUAL  AS ADJUSTED
                                                            -------- -----------
                                                               (IN THOUSANDS)
      Total debt:
        Credit Agreement(1)(2)(3).......................... $116,108  $ 23,131
        Notes..............................................      --    100,000
        Other(4)...........................................   29,633    29,633
                                                            --------  --------
          Total debt(5)....................................  145,741   152,764
                                                            --------  --------
      Stockholder's equity(6)..............................   24,899    13,299
                                                            --------  --------
      Total capitalization................................. $170,640  $166,063
                                                            ========  ========

--------
(1) Contemporaneously with the completion of the Offering, the Company amended the Credit Agreement to, among other things, extend the maturity thereof and reduce the interest rate thereunder. See "Use of Proceeds" and "Description of the Credit Agreement." The Credit Agreement, as amended, continues to provide for borrowings in the maximum principal amount of $200.0 million based upon the Company's eligible inventory and eligible accounts receivable. See "Description of the Credit Agreement."
(2) The Company's business is highly seasonal. As a result, the Company's borrowings under the Credit Agreement fluctuate significantly over the course of the year. In 1996, the minimum and maximum amount of borrowings outstanding under the Credit Agreement at any one time were $86.5 million (in January) and $131.9 million (in June). The average borrowings outstanding in 1996 were $109.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(3) As adjusted, reflects the repayment of $93.0 million of indebtedness under the Credit Agreement with the net proceeds of the Offering and the repayment of indebtedness owed to the Company by the Company's sole stockholder of $6.5 million (which represents the actual principal amount plus accrued interest thereon of indebtedness owed by Mr. Hendricks to the Company as of March 31, 1997). From March 31, 1997, until the Offering was closed, Mr. Hendricks borrowed an additional $1.8 million from the Company. Mr. Hendricks repaid all such amounts with a portion of the Distribution. The actual amount of such repayment by Mr. Hendricks as of the closing of this Offering was approximately $8.3 million, which increased the amount of repayment of indebtedness under the Credit Agreement to $94.8 million. See "Use of Proceeds" and "Certain Transactions."

(4) Consists of mortgages, equipment and vehicle financings and notes issued to sellers in connection with the Company's acquisitions. Includes current maturities of $8.5 million.

(5) Does not include $4.3 million of obligations under guarantees and letters of credit with respect to debt of the Company's sole stockholder and his affiliates.

(6) As adjusted, reflects payment of the Distribution as if it had occurred on March 31, 1997. See "Use of Proceeds." As adjusted also reflects the payment of a dividend to the Company's sole stockholder in respect of 1996 federal and state income taxes of approximately $1.6 million made in April 1997 as if such payment had occurred on March 31, 1997.

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA

  The following table presents selected combined historical financial information of the Company, Mule-Hide, Amcraft and HREP for each of the five years in the period ended December 31, 1996. The combined historical financial information for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 has been derived from the combined financial statements of the Company, Mule-Hide, Amcraft and HREP for such periods, which have been audited by Ernst & Young LLP. The summary combined historical financial information for the three months ended March 31, 1996 and 1997 have been derived from combined financial statements of the Company, Mule-Hide, Amcraft and HREP which have not been audited but which in the opinion of management have been prepared on the same basis as the audited combined financial statements included herein and reflect all adjustments (consisting of normal and recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results of operations for the interim periods presented. The selected combined historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited combined financial statements of the Company, Mule-Hide, Amcraft and HREP as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and the notes thereto, which appear elsewhere in this Prospectus. The results of operations for the three months ended March 31, 1997 are not indicative of results for the full year.

                                                                              THREE MONTHS
                                    YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                          ------------------------------------------------  -------------------
                            1992      1993      1994      1995      1996      1996       1997
                          --------  --------  --------  --------  --------  --------   --------
                                              (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales ..............  $368,271  $446,384  $513,766  $638,821  $789,103  $128,704   $162,772
Cost of sales...........   287,912   350,987   403,032   501,027   615,627   100,695    126,789
                          --------  --------  --------  --------  --------  --------   --------
Gross profit............    80,359    95,397   110,734   137,794   173,476    28,009     35,983
Operating expenses:
 Distribution centers...    64,380    75,249    90,481   110,859   140,300    29,106     36,656
 General and
  administrative........     6,412     9,547     7,981    10,476    12,016     2,897      3,566
                          --------  --------  --------  --------  --------  --------   --------
   Total operating
    expenses............    70,792    84,796    98,462   121,335   152,316    32,003     40,222
                          --------  --------  --------  --------  --------  --------   --------
Operating income (loss).     9,567    10,601    12,272    16,459    21,160    (3,994)    (4,239)
Other income (expense):
 Interest income........       380       378       554       653       689       136        165
 Interest expense.......    (3,872)   (4,522)   (6,020)   (9,745)  (11,146)   (2,572)    (2,898)
                          --------  --------  --------  --------  --------  --------   --------
   Total other income
    (expense)...........    (3,492)   (4,144)   (5,466)   (9,092)  (10,457)   (2,436)    (2,733)
                          --------  --------  --------  --------  --------  --------   --------
Income (loss) from
 continuing operations
 before provision for
 income taxes...........     6,075     6,457     6,806     7,367    10,703    (6,430)    (6,972)
Provision for income
 taxes(1)...............       124       236       260       338       329        52         32
                          --------  --------  --------  --------  --------  --------   --------
Income (loss) from
 continuing operations..     5,951     6,221     6,546     7,029    10,374    (6,482)    (7,004)
Discontinued
 operations(2)..........      (598)   (2,981)      --        --        --        --         --
                          --------  --------  --------  --------  --------  --------   --------
Net income (loss).......  $  5,353  $  3,240  $  6,546  $  7,029  $ 10,374  $ (6,482)  $ (7,004)
                          ========  ========  ========  ========  ========  ========   ========
Ratio of earnings to
 fixed charges(3).......       2.0x      1.9x      1.8x      1.6x      1.7x      (.9)x      (.8)x
Pro forma ratio of
 earnings to fixed
 charges(3).............                                               1.4x                 (.7)x
OTHER DATA:
Number of distribution
 centers (as period
 end)...................        95        98       109       126       157       135        161
Comparable distribution
 center sales growth(4).      13.3%     18.7%     11.1%     17.3%     11.5%      8.7%      16.8%
Depreciation and
 amortization...........  $  3,574  $  4,261  $  5,194  $  6,808  $  9,079  $  2,066   $  2,486
Capital expenditures....  $  6,026  $  7,077  $ 13,830  $ 19,922  $ 14,697  $  3,512   $  4,368
EBITDA (deficit)(5).....  $ 13,141  $ 14,862  $ 17,466  $ 23,267  $ 30,239  $ (1,928)  $ (1,753)
EBITDA margin...........       3.6%      3.3%      3.4%      3.6%      3.8%       NM         NM
Ratio of EBITDA to net
 interest expense.......       3.8x      3.6x      3.2x      2.6x      2.9x       NM         NM
Pro forma net cash
 interest expense(6)....                                          $ 14,132
Ratio of EBITDA to pro
 forma net cash interest
 expense................                                               2.1x
Net cash provided by
 (used in):
 Operating activities...  $  5,460  $ (3,517) $ (1,210) $ (6,282) $  4,756  $  2,099   $  6,793
 Financing activities...     2,251    11,052    17,181    32,317    21,825     4,788     (3,828)
 Investing activities...    (7,563)   (7,319)  (15,366)  (25,048)  (26,694)   (9,361)    (4,677)
BALANCE SHEET DATA (AT
 PERIOD END)(7):
Working capital.........  $ 40,230  $ 51,358  $ 66,512  $ 90,179  $111,989  $ 84,928   $ 99,137
Total assets............   113,294   130,305   158,095   205,316   251,948   240,405    295,958
Long-term debt, less
 current portion........    50,277    62,040    80,799   113,397   139,664   118,526    137,233
Stockholder's equity(8).    16,323    18,165    22,027    25,524    31,960    19,013     24,899

NM--Not Meaningful

--------
(1) Consists of certain state and local income taxes. As subchapter S corporations under the Code, ABC, Mule-Hide, Amcraft and HREP have not been subject to U.S. federal income taxes or most state income taxes. Instead, such taxes have been paid by Mr. Hendricks. The Company has in the past made periodic distributions to Mr. Hendricks in respect of such tax liabilities. From and after the date of the Indenture, such distributions will be made in accordance with the terms of the Tax Allocation Agreement (as defined herein). See "Certain Transactions."
(2) In 1993, Amcraft made a decision to discontinue its manufacturing operations, which primarily produced vinyl windows. The results of operations of Amcraft's manufacturing segment have been classified as discontinued operations for the years ended December 31, 1992 and 1993.

(3) For purposes of calculating this ratio, "earnings" represents earnings
    (loss) from continuing operations before income taxes plus fixed charges. "Fixed charges" consists of interest expense, amortization of debt issuance costs and the portion of rent on operating leases considered to represent interest expense (approximated at one-third of rent expense).

(4) "Comparable distribution center sales growth" is defined as the percentage change in distribution center sales as compared to sales for the same distribution centers in the prior year. For purposes of this calculation, only distribution centers that were open and operated by ABC for at least one year as of the beginning of the applicable period are included.
(5) "EBITDA" is defined as operating income plus depreciation and amortization. EBITDA is not a measure of performance under GAAP. Management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities because the Credit Agreement uses EBITDA as a measure of compliance with one of its financial covenants, because the Company utilizes EBITDA in evaluating acquisition candidates and because EBITDA reflects the earnings trends of the Company without the impact of the amortization of goodwill acquired in connection with the Company's acquisitions or the interest expense relating to the financing of such acquisitions. The Company understands that, while EBITDA is frequently used by securities analysts in the evaluation of companies, EBITDA, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow from operating activities as a measure of liquidity, an alternative to net income as an indicator of the Company's operating performance or an alternative to any other measure of performance in conformity with generally accepted accounting principles.
(6) Consists of interest of $10.625 million relating to the Notes, $1.27 million relating to average outstanding borrowings under the Credit Agreement of $17.9 million, and $2.30 million relating to other borrowings, less $0.06 million in interest income, all after giving effect to the Offering and the use of the net proceeds (determined as of December 31, 1996 balances) therefrom as described under "Use of Proceeds," as if such transactions were consummated on January 1, 1996. The figure excludes $0.35 million of non-cash interest expense associated with debt financing costs.
(7) The Company's business is highly seasonal. As a result, the Company's borrowings under the Credit Agreement fluctuate significantly over the course of the year. In 1996, the minimum and maximum amount of borrowings outstanding under the Credit Agreement at any one time were $86.5 million (in January) and $131.9 million (in June). The average borrowings outstanding in 1996 were $109.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

(8) As adjusted, reflects payment of the Distribution as if it had occurred on March 31, 1997. See "Use of Proceeds." As adjusted also reflects the payment of a dividend to the Company's sole stockholder in respect of 1996 federal and state income taxes of approximately $1.6 million made in April 1997 as if such payment had occurred on March 31, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

  The Company. ABC is the largest wholesale distributor of roofing products and one of the largest wholesale distributors of vinyl siding materials in the United States, operating 161 distribution centers located in 37 states as of March 31, 1997. Since January 1, 1992, the Company has opened 33 distribution centers and acquired an additional 34 distribution centers (net of consolidations) in connection with its acquisition program. For the year ended December 31, 1996, the Company generated $30.2 million of EBITDA from net sales of $789.1 million. See note (5) to "Selected Combined Historical Financial Data."

  Recent/Proposed Acquisitions. The Company completed 13 acquisitions in the year ended December 31, 1996, which resulted in the addition of 17 distribution centers (net of consolidations). The results of operations reported herein do not include the results of operations of such acquired businesses from January 1, 1996 to the various dates of their acquisitions.

  The Company completed the Viking Acquisition on May 19, 1997. The purchase price in the Viking Acquisition was $25.8 million, which is net of approximately $3.9 million of assumed liabilities. The purchase price was paid with a combination of cash and a $3.0 million seller note payable over two years. Viking was a regional distributor of roofing, siding and window products with 12 distribution centers located in the northeastern portion of the United States and reported pre-tax income of $1.4 million on net sales of $84.1 million for its fiscal year ended February 28, 1997. In connection with the Viking Acquisition, the Company entered into a purchase agreement with VAP pursuant to which the Company agreed to purchase a minimum of $98.2 million of VAP products for sale in the Company's distribution centers over the next five years.

  Effects of Acquisitions. The Company has historically selected acquisition candidates based, in part, on the opportunity to improve their operating results. The Company seeks to leverage its purchasing power, broad product selection and management expertise to improve the financial performance of its acquired distribution centers while maintaining the acquired customer bases. Results of operations reported herein for each period only include results of operations for acquired businesses from their respective dates of acquisition. Full year operating results, therefore, could differ materially from that presented. In addition, there has typically been a period following each acquisition in which the acquired business does not perform at the same level as the Company's existing distribution centers. As a result of the Company's ongoing acquisition program, its results of operations have historically reflected, and are likely to continue to reflect, the periodic inclusion of under-performing businesses.

  The Company has accounted for its acquisitions, using the purchase method of accounting. As a result, these acquisitions have affected and will prospectively affect the Company's results of operations in certain significant respects. The aggregate acquisition costs are allocated to the tangible and intangible assets acquired and liabilities assumed by the Company based upon their respective fair values as of the acquisition date. The cost of such assets are then amortized according to the classes of assets acquired and the useful lives thereof. The Company has begun to acquire larger distributors with better operating results, necessitating payment of purchase prices in excess of the fair value of net assets acquired resulting in goodwill, which is amortized over a period of 25 years. Similar future acquisitions may result in additional amortization expense. In addition, due to the effects of the increased borrowing to finance future acquisitions, the Company's interest expense may increase in future periods.

  Provision for Income Taxes. ABC, Mule-Hide, Amcraft and HREP have been operated as subchapter S corporations under the Code. As a result, these entities do not incur federal and state income taxes (except with respect to certain states) and, accordingly, no discussion of income taxes is included in "--Results of Operations" below. Federal and state income taxes (except with respect to certain states) on the income of such corporations are incurred and paid directly by Mr. Hendricks. Such corporations have historically made periodic distributions to Mr. Hendricks in respect of such tax liabilities. In connection with the Offering, the Company entered into the Tax Allocation Agreement with Mr. Hendricks pursuant to which he will receive distributions from the Company with respect to taxes associated with the Company's income. See "Certain Transactions."

RESULTS OF OPERATIONS

  The following table summarizes the Company's historical results of operations as a percentage of net sales for each of the three years ended December 31, 1996:

                                                                    THREE
                                                                   MONTHS
                                                                    ENDED
                                      YEAR ENDED DECEMBER 31,     MARCH 31,
                                      -------------------------  -------------
                                       1994     1995     1996    1996    1997
                                      -------  -------  -------  -----   -----
      Income Statement Data:
      Net sales......................   100.0%   100.0%   100.0% 100.0%  100.0%
      Cost of sales..................    78.4     78.4     78.0   78.2    77.9
                                      -------  -------  -------  -----   -----
      Gross profit...................    21.6     21.6     22.0   21.8    22.1
      Operating expenses:
        Distribution centers.........    17.6     17.4     17.8   22.6    22.5
        General and administrative...     1.6      1.6      1.5    2.3     2.2
                                      -------  -------  -------  -----   -----
          Total operating expense....    19.2     19.0     19.3   24.9    24.7
                                      -------  -------  -------  -----   -----
      Operating income (loss)........     2.4%     2.6%     2.7%  (3.1%)  (2.6%)
                                      =======  =======  =======  =====   =====

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED MARCH 31, 1996

  The Company's results of operations are affected by the seasonal nature of the roofing and siding business with the quarter ended March 31 typically resulting in a loss. See "Seasonality."

  Net sales for the three months ended March 31, 1997 increased by $34.1 million, or 26.5%, to $162.8 million from $128.7 million for the three months ended March 31, 1996. Components of the change in net sales are as follows:

                                                                           %
DISTRIBUTION CENTERS                              1996   1997  INCREASE INCREASE
--------------------                             ------ ------ -------- --------
                                                          (IN MILLIONS)
In operation prior to January 1, 1994........... $112.4 $128.7  $16.3     14.5%
Acquired in 1994................................    2.2    2.2    --       --
Opened by the Company in 1994...................    4.8    6.2    1.4     29.2
Acquired in 1995................................    3.9    6.4    2.5     64.1
Opened by the Company in 1995...................    3.2    4.2    1.0     31.3
Acquired in 1996................................    1.4    9.8    8.4    600.0
Opened by the Company in 1996...................     .8    4.4    3.6    450.0
Opened by the Company in 1997...................    --      .9     .9      --
                                                 ------ ------  -----    -----
    Total....................................... $128.7 $162.8  $34.1     26.5%
                                                 ====== ======  =====    =====

  Increases in comparable distribution center sales are principally due to increases in volumes as opposed to price increases. Such volume increases are in part due to introduction of new products such as commercial roofing and siding into certain distribution centers.

  Cost of sales for the three months ended March 31, 1997 increased by $26.1 million, or 25.9%, to $126.8 million from $100.7 million for the three months ended March 31, 1996, primarily as a result of costs associated with increased sales. Cost of sales decreased as a percentage of net sales over the same period to 77.9% in 1997 from 78.2% in 1996, primarily due to increased sales of higher margin products such as vinyl siding and windows.

  Distribution center operating income (loss), which consists of net sales less cost of sales and operating expenses for the distribution centers, is a key measure that the Company uses to evaluate individual distribution center performance. Distribution center operating income increased by $0.4 million to a loss of $0.7 million in 1997 from a loss of $1.1 million in 1996, primarily due to better weather conditions in early 1997. Components of distribution center operating income (loss) and the change therein are as follows:

DISTRIBUTION CENTERS                                        1996   1997   CHANGE
--------------------                                        -----  -----  ------
                                                              (IN MILLIONS)
In operation prior to January 1, 1994...................... $ 0.3  $ 0.9    0.6
Acquired in 1994...........................................  (0.3)  (0.3)   --
Opened by the Company in 1994..............................  (0.3)  (0.3)   --
Acquired in 1995...........................................  (0.3)  (0.2)   0.1
Opened by the Company in 1995..............................  (0.2)  (0.2)   --
Acquired in 1996...........................................  (0.1)  (0.2)  (0.1)
Opened by the Company in 1996..............................  (0.2)  (0.4)  (0.2)
Opened by the Company in 1997..............................   --     --     --
Acquired in 1997...........................................   --     --     --
                                                            -----  -----   ----
    Total.................................................. $(1.1) $(0.7)   0.4
                                                            =====  =====   ====

  General and administrative expenses increased $0.7 million to $3.6 million in 1997 from $2.9 million in 1996 while decreasing as a percentage of net sales to 2.2% in 1997 compared to 2.3% in 1996.

  Interest expense for the three months ended March 31, 1997 increased by $0.3 million, or 12.7%, to $2.9 million from $2.6 million for the three months ended March 31, 1996, as a result of greater borrowings associated with increased working capital needs due to the Company's growth, partially offset by a decrease in the interest rate on such borrowings.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31,
1995

  Net sales for the year ended December 31, 1996 increased by $150.3 million, or 23.5%, to $789.1 million from $638.8 million for the year ended December 31, 1995. Components of the change in net sales are as follows:

                                                                           %
DISTRIBUTION CENTERS                              1995   1996  INCREASE INCREASE
--------------------                             ------ ------ -------- --------
                                                     (IN MILLIONS)
In operation prior to January 1, 1994........... $587.2 $649.5  $ 62.3    10.6%
Acquired in 1994................................   13.1   16.0     2.9    22.1
Opened by the Company in 1994...................   23.4   30.0     6.6    28.2
Acquired in 1995................................    9.0   31.8    22.8   253.3
Opened by the Company in 1995...................    6.1   18.1    12.0   196.7
Acquired in 1996................................    --    33.1    33.1     --
Opened by the Company in 1996...................    --    10.6    10.6     --
                                                 ------ ------  ------   -----
  Total......................................... $638.8 $789.1  $150.3    23.5%
                                                 ====== ======  ======   =====

  Increases in comparable distribution center sales were principally due to increases in volume as opposed to price increases. Such volume increases were, in part, due to the introduction of new products, such as commercial roofing and siding, into certain distribution centers.

  Cost of sales for the year ended December 31, 1996 increased by $114.6 million, or 22.9%, to $615.6 million from $501.0 million for the year ended December 31, 1995, primarily as a result of costs associated with increased sales. Cost of sales decreased as a percentage of net sales over the same period to 78.0% in 1996 from 78.4% in 1995, primarily due to increased sales of higher margin products such as vinyl siding and windows.

  Distribution center operating income, which consists of net sales less cost of sales and operating expenses for the distribution centers, is a key measure that the Company uses to evaluate individual distribution center performance. Distribution center operating income increased $6.3 million to $33.2 million in 1996 from $26.9 million in 1995. Components of distribution center operating income (loss) and the change therein are as follows:

DISTRIBUTION CENTERS                                        1995   1996   CHANGE
--------------------                                        -----  -----  ------
                                                              (IN MILLIONS)
In operation prior to January 1, 1994...................... $29.2  $33.6   $4.4
Acquired in 1994...........................................   0.0    0.1    0.1
Opened by the Company in 1994..............................  (0.9)   0.2    1.1
Acquired in 1995...........................................  (0.7)   0.8    1.5
Opened by the Company in 1995..............................  (0.7)  (0.3)   0.4
Acquired in 1996...........................................   --     0.1    0.1
Opened by the Company in 1996..............................   --    (1.3)  (1.3)
                                                            -----  -----   ----
  Total.................................................... $26.9  $33.2   $6.3
                                                            =====  =====   ====

  The tables set forth above illustrate that the Company's commitment to growth has a significant impact on operating income. Although distribution centers in operation prior to January 1, 1994 accounted for only 82.3% of net sales in 1996, such distribution centers accounted for 101.2% of distribution center operating income.

  General and administrative expenses increased $1.5 million to $12.0 million in 1996 from $10.5 million in 1995 while decreasing as a percentage of net sales to 1.5% in 1996 compared to 1.6% in 1995. Major components of the increased expenses were salaries and benefits and a full year of depreciation on the Company's new headquarters building as compared to a partial year of depreciation in 1995.

  Interest expense for the year ended December 31, 1996 increased by $1.4 million, or 14.4%, to $11.1 million from $9.7 million for the year ended December 31, 1995, as a result of greater borrowings associated with increased working capital needs due to the Company's growth, partially offset by a decrease in the interest rate on such borrowings.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31,
1994

  Net sales for the year ended December 31, 1995 increased by $125.0 million, or 24.3%, to $638.8 million from $513.8 million for the year ended December 31, 1994. Components of the change in net sales are as follows:

             DISTRIBUTION CENTERS               1994   1995  INCREASE % INCREASE
             --------------------              ------ ------ -------- ----------
                                                         (IN MILLIONS)
In operation prior to January 1, 1994......... $500.5 $587.2  $ 86.7     17.3%
Acquired in 1994..............................    2.9   13.1    10.2    351.7
Opened by the Company in 1994.................   10.4   23.4    13.0    125.0
Acquired in 1995..............................    --     9.0     9.0      --
Opened by the Company in 1995.................    --     6.1     6.1      --
                                               ------ ------  ------    -----
  Total....................................... $513.8 $638.8  $125.0     24.3%
                                               ====== ======  ======    =====

  Cost of sales for the year ended December 31, 1995 increased by $98.0 million, or 24.3%, to $501.0 million from $403.0 million for the year ended December 31, 1994, primarily as a result of costs associated with increased sales. Cost of sales remained constant as a percentage of net sales over the same period at 78.4%.

  Distribution center operating income increased $6.7 million to $26.9 million in 1995 from $20.2 million in 1994. Components of distribution center operating income (loss) and the change therein are as follows:

                   DISTRIBUTION CENTERS                     1994   1995   CHANGE
                   --------------------                     -----  -----  ------
                                                              (IN MILLIONS)
In operation prior to January 1, 1994...................... $21.4  $29.2   $7.8
Acquired in 1994...........................................  (0.1)   0.0    0.1
Opened by the Company in 1994..............................  (1.1)  (0.9)   0.2
Acquired in 1995...........................................   --    (0.7)  (0.7)
Opened by the Company in 1995..............................   --    (0.7)  (0.7)
                                                            -----  -----   ----
  Total.................................................... $20.2  $26.9   $6.7
                                                            =====  =====   ====

  Increases in comparable distribution center sales were principally due to increases in volume as opposed to price increases. Such volume increases were, in part, due to the introduction of new products, such as commercial roofing and siding, into certain distribution centers.

  Distribution centers in operation prior to January 1, 1994 accounted for 91.9% of net sales and 108.6% of distribution center operating income for 1995.

  General and administrative expenses increased $2.5 million to $10.5 million in 1995 from $8.0 million in 1994 and remained constant at 1.6% of net sales. Major components of the increased expenses were salaries and benefits and increased depreciation on the new headquarters facility which opened in mid-1995.

  Interest expense for the year ended December 31, 1995 increased by $3.7 million, or 61.7%, to $9.7 million from $6.0 million for the year ended December 31, 1994, primarily as a result of greater borrowings associated with increased working capital needs due to the Company's growth, as well as increased interest rates.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows from Operating Activities. Net cash provided by operations was $2.1 million and $6.8 million for the three months ended March 31, 1996 and 1997, respectively. The increase was due primarily to changes in working capital caused by the timing of payments received or made for trade receivables and payables and inventories. Net cash provided by (used in) operations was $4.8 million for the year ended December 31, 1996 compared to $(6.3) million for the year ended December 31, 1995. The increase in 1996 occurred primarily as a result of increased earnings of $3.3 million, increased depreciation and amortization of $2.3 million and the effect of changes in operating assets and liabilities aggregating $5.1 million. Net cash used in operations was $(1.2) million for the year ended December 31, 1994 compared to $(6.3) million for the year ended December 31, 1995. The change from 1994 to 1995 occurred primarily as a result of the effect of operating assets and liabilities aggregating $(7.5) million offset by increased net income of $0.5 million and increased depreciation and amortization of $1.6 million.

  Cash Flows from Investing Activities. Net cash (used in) investing activities was $(9.4) million and $(4.7) million for the three months ended March 31, 1996 and 1997, respectively. The smaller use of cash was due mainly to fewer acquisitions in the first quarter of 1997 as compared to 1996. Net cash provided by (used in) investing activities was $(15.4) million, $(25.0) million and $(26.7) million for the years ended December 31, 1994, 1995 and 1996, respectively. The Company's investing activities consist primarily of capital expenditures and, to a lesser extent, costs associated with the acquisition of building products distributors. Capital expenditures were $13.8 million, $19.9 million and $14.7 million in the fiscal years ended December 31, 1994, 1995 and 1996, respectively. Capital expenditures in 1994 and 1995 included $3.5 million and $3.5 million, respectively, of costs associated with purchasing and improving the Company's corporate headquarters building.

  Cash Flows from Financing Activities. Net cash provided by (used in) financing activities was $4.8 million and $(3.8) million for the three months ended March 31, 1996 and 1997, respectively. The greater use of cash in the first quarter of 1997 as compared to 1996 was due to fewer borrowings on the line of credit, payments on other notes payable, and net advances to the sole stockholder. Net cash provided by financing activities was $17.2 million, $32.3 million and $21.8 million for the years ended December 31, 1994, 1995 and 1996, respectively. The Company's financing activities consist primarily of the borrowings incurred in connection with the growth of its existing distribution centers as well as acquisition of building products distributors and, to a lesser extent, distributions to the Company's sole stockholder in respect of tax liabilities related to the Company.

  Liquidity. The Company's principal sources of funds following the Offering are anticipated to be cash flows from operating activities and borrowings under the Credit Agreement. The Company believes that these funds will provide the Company with sufficient liquidity and capital resources for the Company to meet its financial obligations, including the payment of principal and interest on the Notes, as well as to provide funds for the Company's working capital, capital expenditures and other needs for the foreseeable future. No assurance can be given, however, that this will be the case. The Company's future operating performance and ability to service or refinance the Notes and to repay, extend or refinance the Credit Agreement will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors--Substantial Leverage."

  In connection with certain of the Company's acquisitions, the Company's sole stockholder or his affiliates have purchased the real estate of the acquired businesses, which the Company has then leased from Mr. Hendricks or his affiliates. In addition, certain of the distribution centers opened by the Company are located in facilities purchased by and leased from Mr. Hendricks or his affiliates. As of December 31, 1996, the Company leased 67 of its distribution centers from Mr. Hendricks or his affiliates. These real estate purchases have historically been financed with a combination of bank financing and equity, and a portion of the equity has sometimes been funded by Mr. Hendricks with borrowings from the Company. Interest is charged on such loans at a rate comparable to the rate the Company pays on its bank borrowings. The maximum amount of such borrowings at any time during the three years ended December 31, 1996, occurred in October 1994 and aggregated $7.3 million. The aggregate amount of such borrowings outstanding as of April 30, 1997 was approximately $8.3 million, which Mr. Hendricks repaid in its entirety with a portion of the proceeds of the Distribution. The Company and Mr. Hendricks currently intend to continue to acquire properties for the Company's occupancy using such method of financing. The Indenture and the Credit Agreement each permit the Company to lend additional amounts to Mr. Hendricks in connection with such transactions in the future. See "Use of Proceeds," "Certain Transactions" and "Description of the Notes--Certain Covenants--Restricted Payments."

  In the event of a Change of Control, the Company will be required to make an offer for cash to repurchase the Notes at 101.0% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the repurchase date. Certain events involving a Change of Control may result in an event of default under the Credit Agreement or other indebtedness of the Company that may be incurred in the future. Moreover, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes may cause an event of default under the Credit Agreement or such other indebtedness, even if the Change of Control does not. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Risk Factors--Change of Control" and "Description of the Notes--Repurchase at the Option of Holders-- Change of Control."

SEASONALITY

  Because of cold weather conditions in many of the markets in which the Company does business and the seasonal nature of the roofing and siding business generally, the Company's revenues vary substantially throughout the year, with its lowest revenues typically occurring in the months of December through February.

  The following table sets forth selected quarterly combined financial information. This information is derived from unaudited combined financial statements of the Company and includes, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results for such periods. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                QUARTER ENDED
                    -------------------------------------------------------------------------------------------------------
                    MARCH 31,  JUNE 30, SEPTEMBER 30, DECEMBER 31, MARCH 31,  JUNE 30, SEPTEMBER 30, DECEMBER 31, MARCH 31,
                      1995       1995       1995          1995       1996       1996       1996          1996       1997
                    ---------  -------- ------------- ------------ ---------  -------- ------------- ------------ ---------
                                                               (IN THOUSANDS)
INCOME STATEMENT
 DATA:
Net Sales.........  $109,770   $169,913   $188,489      $170,649   $128,704   $212,959   $240,327      $207,113   $162,772
Costs of sales....    86,079    133,202    148,508       133,238    100,695    166,845    187,432       160,655    126,789
                    --------   --------   --------      --------   --------   --------   --------      --------   --------
Gross profit......    23,691     36,711     39,981        37,411     28,009     46,114     52,895       446,458     35,983
OPERATING
 EXPENSES:
Distribution
 centers..........    23,299     27,775     30,271        29,514     29,106     35,780     38,647        36,767     36,656
General and
 administrative...     2,230      3,023      2,301         2,922      2,897      3,586      2,819         2,714      3,566
                    --------   --------   --------      --------   --------   --------   --------      --------   --------
 Total operating
  expenses........    25,529     30,798     32,572        32,436     32,003     39,366     41,466        39,481     40,222
                    --------   --------   --------      --------   --------   --------   --------      --------   --------
Operating income
 (loss)...........  $ (1,838)  $  5,913   $  7,409      $  4,975   $ (3,994)  $  6,748   $ 11,429      $  6,977   $ (4,239)
                    ========   ========   ========      ========   ========   ========   ========      ========   ========
OTHER DATA:
Inventory.........  $ 99,283   $ 96,446   $ 82,249      $ 79,297   $112,961   $112,459   $114,644      $ 95,778   $137,147
Amounts
 receivable.......    56,785     80,734     87,804        73,133     73,146    102,171    109,388        92,360     93,075
Accounts payable..    89,563     86,614     88,290        49,739     88,912    109,273    112,339        57,700    109,658
Long-term debt,
 less current
 portion..........    78,959    109,442     97,031       113,394    118,526    132,583    129,912       139,664    137,233

INFLATION

  The Company believes that inflation did not have a material impact on its results of operations for the three years ended December 31, 1996 or the three months ended March 31, 1997.

                                   BUSINESS

OVERVIEW

  ABC is the largest wholesale distributor of roofing products and one of the largest wholesale distributors of vinyl siding materials in the United States, operating 161 distribution centers located in 37 states as of March 31, 1997. ABC provides its customers with access to what it believes to be the largest selection of roofing and vinyl siding materials in the industry and with a knowledgeable staff capable of providing product specific information, as well as credit services and marketing support. For the year ended December 31, 1996, the Company generated $30.2 million of EBITDA from net sales of $789.1 million. See Note (5) to "Selected Combined Historical Financial Data."

  The products distributed by the Company consist exclusively of roofing and siding materials, windows and related tools and accessories for residential and, to a lesser extent, commercial applications. The Company markets these products on a wholesale basis primarily to small and medium-sized roofing and siding contractors that are involved in the replacement segment of the construction industry. ABC also distributes products to builders and subcontractors involved in new construction projects. According to the National Roofing Contractors Association, approximately 77.0% of the 1996 U.S. roofing market consisted of replacement or remodeling projects, and the Company believes that replacement and remodeling purchases represent a greater proportion of its revenue than that of the industry as a whole. The Company believes that its focus on roofing and vinyl siding products and in-depth knowledge of such products, combined with its long-term approach to customer relationships, allow it to distinguish itself from mass-merchandiser building supply companies. At the same time, the Company believes that its size and market share allow it to negotiate volume discounts and other favorable terms with manufacturers and maintain a broader product selection than smaller local and regional building supply distributors.

  ABC was founded in 1982 by its President and Chief Executive Officer, Kenneth A. Hendricks, who, as the owner of a successful roofing business, saw a market for the Company's services. Since its inception, ABC has experienced significant growth. The Company's net sales and EBITDA have increased from $368.3 million and $13.1 million, respectively, for the year ended December 31, 1992 to $789.1 million and $30.2 million, respectively, for the year ended December 31, 1996, representing compound annual growth rates of 21.0% and 23.2%, respectively. See Note (5) to "Selected Combined Historical Financial Data."In addition, comparable distribution center sales have grown at an average annual rate of 14.4% over the same period. The Company is managed by a team of experienced roofing and siding distribution professionals, including its seven regional managers, who have an average of 20 years of experience in the exterior building products supply industry.

BUSINESS STRATEGY

  The Company's business objective is to strengthen its position as the largest wholesale distributor of roofing and vinyl siding products in the United States. To support this objective, the Company has adopted a business strategy that includes the following key components:

  . Offer a Broad Product Selection and Superior Customer Service: ABC offers what it believes to be the largest selection of roofing and vinyl siding products in the industry. The Company believes that it offers more grades, styles and colors of roofing and vinyl siding products in stock at multiple price points than its competitors. ABC provides its customers with prompt product delivery as well as product specific information, manufacturer-sponsored training, credit services and marketing support. By providing high quality products, support services and credit programs, ABC effectively distinguishes itself from smaller distributors and mass-merchandisers. The Company believes its broad roofing and vinyl siding product offerings and superior customer service enhance its customers' ability to compete in their markets and to grow their businesses, thereby creating customer loyalty and enhancing ABC's growth potential.

  . Expand Distribution Center Product Mix: The Company currently operates distribution centers in 37 states, and has a market presence in 44 of the 50 most populous metropolitan areas in the United States. Although the Company has developed a national network of distribution centers, not all of its locations offer the complete ABC product line. The Company has recently increased its focus on vinyl siding and window products, but currently distributes vinyl siding and windows in only 61.0% and 39.0%, respectively, of its distribution centers. By offering its full product line in all of its locations, the Company believes it can achieve considerable sales and EBITDA growth.

  . Leverage Economies of Scale: The Company's size allows it to obtain volume discounts and other favorable terms on many of its primary products and maintain a broader selection within its product categories than most other distributors and mass-merchandisers. The Company's size and geographic dispersion also enable it to shift resources among its distribution centers to offset the effects of regional product shortages or to quickly meet market demand. By leveraging its geographic coverage and economies of scale, the Company is able to set its prices competitively while maintaining favorable operating results.

  . Pursue Selective Acquisitions: Since January 1, 1992, the Company has completed 24 acquisitions, acquiring 34 local distribution centers (net of consolidations). The Company has historically selected acquisition candidates based, in part, on the opportunity to improve their operating results. The Company seeks to leverage its purchasing power, broad product selection and management expertise to improve the financial performance of its acquired distribution centers while maintaining the acquired customer bases. Recently, the Company has considered acquiring larger distributors with better operating results than its prior acquisition candidates. On May 19, 1997, the Company acquired Viking, a regional building supply distributor with 12 locations in the northeastern United States. See "Recent Transactions--The Viking Acquisition." The Company believes that the ongoing consolidation in the building materials distribution industry will continue to provide suitable acquisition candidates in the future.

  . Utilize Performance Related Incentives: The Company maintains incentive programs designed to reward its employees for achieving positive operating results. Each of the Company's non-union employees has the opportunity to earn a substantial bonus based on the profitability of such employee's individual operating unit. These targeted incentive programs encourage the Company's distribution center managers to make independent, local market-driven decisions regarding product mix and daily operations. The Company believes its incentive programs have contributed significantly to its profitability and have helped it to achieve an average annual growth rate of comparable distribution center sales of 14.4% over the past five years.

INDUSTRY OVERVIEW

  The roofing and vinyl siding products industry contains three primary distribution channels: manufacturers' direct sales; mass merchandisers, such as Home Depot; and wholesale distributors, such as the Company. Mass merchandisers primarily sell products to homeowners and small contractors, tend to stock items across a multitude of building supply categories and stock a relatively narrow selection of non-premium grade roofing and siding products. Roofing and siding manufacturers sell a small percentage of products to a limited number of large national contractors. Typically, manufacturers do not sell products directly to retail customers or small contractors. Since 1983, the Company has purchased all or a significant portion of the wholesale distribution capacities of the following roofing and siding manufacturers: GAF (13 facilities), Nichols-Homeshield (7 facilities), GS Roofing Products Company, Inc. (13 facilities) and Owens-Corning Fiberglass Corporation (6 facilities).

  While ABC operates nationwide, the wholesale roofing and siding distribution channel is characterized by a large number of small local and regional participants. As a result of their small size, many of these distributors lack the purchasing power of a larger entity, the resources to offer multiple brands and broad product lines or the inventory control and credit management systems necessary to operate efficiently in multiple branches. The Company believes that the competitive environment faced by small distributors has prompted the trend toward industry consolidation and that such consolidation offers significant opportunities for ABC.

PRODUCTS

  The products distributed by the Company consist primarily of roofing products (both residential and commercial), siding products, windows, and related tools, equipment and accessories. ABC provides its customers with what it believes to be the largest selection of roofing and vinyl siding materials in the industry. The Company believes that it offers more grades, styles and colors of roofing and vinyl siding materials in stock at multiple price points than its competitors. For example, the Company carries shingles from 12 manufacturers, in 5 different grades, over 170 different styles and over 400 different colors. The products that the Company distributes can be classified in the following four categories:

  Residential roofing products and accessories. The Company distributes a broad selection of shingles, felt, roof tile, wood shakes, flashings, vents and other roofing products to residential roofing contractors. Principal brands of residential roofing products include GAF(R), GS(R), CertainTeed(R), Globe(R), Elk(R) and Owens-Corning(R). The Company generated $267.7 million, $318.3 million and $391.8 million of revenue from the sale of residential roofing products and accessories in the years ended December 31, 1994, 1995 and 1996, respectively.

  Commercial roofing products and accessories. The Company distributes a broad selection of modified bitumen, EPDM, hypalon, other rolled roofing, felts, coatings, asphalt, flashings, vents, fasteners, roof insulation and other roofing products to commercial roofing contractors. Principal brands of commercial roofing products include GAF(R), GS(R), US Intec, Celotex(R), Firestone(R), Versico, Trumbull Asphalt, Atlas(R), Schuller International and Mule-Hide(R). Mule-Hide primarily sells its private label roofing systems through ABC's distribution centers. In addition, Mule-Hide sells its products directly to commercial roofing contractors and other distributors in markets not serviced by ABC. The Company generated $141.3 million, $181.5 million and $214.2 million of revenue from the sale of commercial roofing products and accessories in the years ended December 31, 1994, 1995 and 1996, respectively.

  Siding products and accessories. The Company distributes a broad selection of siding products to siding contractors. The Company's siding products consist primarily of vinyl siding, soffits and accessories and, to a lesser extent, aluminum and wood siding. Principal vinyl siding brands include Alcoa(R), Wolverine(R) and Amcraft(R). The Company generated $57.9 million, $70.6 million and $90.5 million of revenue from the sale of siding products and accessories in the years ended December 31, 1994, 1995 and 1996, respectively.

  Windows and accessories. The Company distributes a broad selection of window products and accessories to residential window installers, including vinyl, wood and aluminum window frames and single, double and triple glazed windows. Principal window brands include CertainTeed(R), Simonton Windows(R) and Weather-Shield(R). In addition, the Company has begun distributing window products made by VAP. The Company generated $21.3 million, $35.4 million and $53.6 million of revenue from the sale of window products and accessories in the years ended December 31, 1994, 1995 and 1996, respectively.

  Other building products and accessories. The Company distributes a variety of roofing and siding products to complement its primary product lines. Such products include gutters, sheet metal, roofing and siding equipment, tools and other related accessories. Most of these products are featured in the Company's catalog. The Company generated $25.6 million, $33.0 million and $39.0 million of revenue from the sale of these products in the years ended December 31, 1994, 1995 and 1996, respectively.

  The following table sets forth certain information regarding the Company's net sales by product for year ended December 31, 1994, 1995 and 1996:

                                                                 % GROWTH OVER
                                         % OF TOTAL NET SALES     PRIOR YEAR
                                         ----------------------  --------------
PRODUCT CATEGORIES                        1994    1995    1996    1995    1996
------------------                       ------  ------  ------  ------  ------
Residential roofing.....................   52.1%   49.8%   49.7%   18.9%   23.1%
Commercial roofing......................   27.5    28.4    27.1    28.6    18.0
Siding..................................   11.3    11.1    11.5    21.8    28.1
Windows.................................    4.1     5.5     6.8    66.3    51.3
Other...................................    5.0     5.2     4.9    28.7    18.3
                                         ------  ------  ------  ------  ------
  Total for all categories..............  100.0%  100.0%  100.0%   24.3%   23.5%
                                         ======  ======  ======  ======  ======

TARGET MARKET

  The Company distributes roofing, siding, windows and related products on a wholesale basis primarily to small and medium-sized roofing and siding contractors that are involved in the replacement segment of the construction industry. ABC also distributes products to builders and subcontractors involved in new construction projects. According to the National Roofing Contractors Association, approximately 77.0% of the 1996 U.S. roofing market consisted of replacement or remodeling projects, and the Company believes that replacement and remodeling purchases represent a greater proportion of its revenue than that of the industry as a whole. By focusing on the replacement and remodeling sector of the industry, the Company believes it is able to distribute its products to the largest segment of the roofing and siding market and to reduce the impact of the cyclical nature of the new construction segment on its operations.

  ABC offers what it believes to be the largest selection of roofing and vinyl siding products in the industry. The Company believes that it offers more grades, styles and colors of roofing and vinyl siding products in stock at multiple price points than its competitors. ABC provides its customers with prompt product delivery as well as product specific information, manufacturer-sponsored training, credit services and marketing support. By providing high quality products, support services and credit programs, ABC effectively distinguishes itself from smaller distributors and mass-merchandisers. The Company believes its broad roofing and vinyl siding product offerings and superior customer service enhance its customers' ability to compete in their markets and assist in growing their businesses, thereby creating customer loyalty and enhancing ABC's growth potential.

  The Company provides a number of services designed to enhance customer relationships. Such services include: flexible delivery schedules (including roof top deliveries in some markets), customer training, in-store seminars conducted by product manufacturers and a variety of marketing programs tailored to meet specific customer needs. For example, the Company maintains a warranty eligibility certification program in which customers receive professional training in the proper application of Mule-Hide products. The Company also maintains a toll-free telephone service providing product support for a variety of the Company's products. ABC also provides its customers with support in marketing their services to the ultimate consumer, including providing construction site signs, business cards, banners, product brochures, truck lettering and other promotional materials to its customers for a nominal fee. In addition, American Patriot Insurance Agency, Inc., an affiliate of the Company, offers insurance programs designed for roofing and siding contractors that the Company believes result in savings on such contractors' insurance premiums, which typically comprise a significant portion of such contractors' business expenses. The Company believes these services have contributed to its development of a large and diverse customer base of over 109,000 roofing and siding contractors.

CREDIT POLICY

  The Company believes its credit policies are a key element in its customers' success and represent a significant competitive advantage over distributors who do not offer such services. The Company offers standard as well as job specific credit terms. The Company believes its credit policy is a determinative factor in many of its customers' purchasing decisions. During 1996, the Company provided credit to over 34,000 customers.

  The Company's credit program is managed by its Corporate Credit Manager, who has over 30 years of experience in managing credit risks. The Company establishes and maintains overall credit policy and terms at the corporate level. Regional credit managers provide training and support for distribution center managers and credit managers and approve credit lines beyond distribution center managers' authority limits. Distribution center managers and credit managers receive extensive training in the Company's credit policies and practices and are generally responsible for overseeing the extension of credit and the collection of past due accounts. All credit decisions outside of ABC's standard practices are made by ABC's Corporate Credit Manager. The Company's central credit function assists distribution centers with major accounts and past due account collections. The Company obtains lien rights and security interests where appropriate. Management keeps credit lines reasonable with respect to customer needs and financial resources and maintains a low tolerance for exceeding credit limits or terms. The Company's bad debt expense has averaged 0.5% of sales over the past five years, a level which the Company believes is significantly lower than the industry average.

PURCHASING

  ABC purchases its products directly from a wide variety of manufacturers, including GAF, GS Roofing Products Company, Inc., Elk Corporation of America, Owens-Corning Fiberglass Corporation, Schuller International, Inc. and Aluminum Company of America. Payment, discount and volume purchase programs are negotiated directly by the Company with its major suppliers, with a significant portion of the Company's purchases made from suppliers offering these programs. The Company believes it is the largest or a significant customer to many of its primary suppliers, and, as a result, is able to negotiate volume discounts and other favorable terms. At 14.3% of the Company's 1996 product purchases, GAF was the only supplier which represented more than 10.0% of the Company's total purchases. The Company typically purchases its products from manufacturers pursuant to individual purchase orders, and does not generally enter into long-term contracts for the purchase of products. However, in connection with the Viking Acquisition, the Company entered into a purchase agreement with VAP pursuant to which the Company agreed to purchase a minimum of $98.2 million of VAP products for sale in the Company's distribution centers over the next five years.

  Regional and local managers are responsible for inventory selection and ordering on terms negotiated centrally, which allows the Company to remain responsive to local market demands. Distribution center managers are also responsible for inventory management. From time to time the Company also negotiates large block purchases of roofing, vinyl siding and other products to capture additional purchasing economies.

SALES AND MARKETING

  As of December 31, 1996, the Company employed over 380 field sales representatives. Each distribution center has at least two sales representatives who are responsible for promoting ABC products and services in their respective markets. The sales representatives report to the distribution center manager and are supported by customer service representatives. A substantial portion of each representative's pay is derived from sales commissions. In addition, the Company employs a number of regional product managers and sales managers who educate the Company's sales personnel and customers regarding the technical specifications and marketability of certain products.

  The Company utilizes a variety of marketing techniques to increase its overall sales and stimulate specific product line sales increases. For example, the Company makes sample packages available to its customers to aid in their sales efforts to the end-consumer. The Company also sponsors incentive programs and educational seminars for its customers, providing travel or other incentives for achieving certain purchase levels and opportunities for its customers to increase their knowledge and expertise in roofing and vinyl siding materials and techniques. The Company also is an active participant in a variety of trade associations and advertises in trade journals and other targeted forms of media.

DISTRIBUTION CENTER OPERATIONS

  As of March 31, 1997, the Company operates 161 local distribution centers located in 37 states, and has a market presence in 44 of the 50 most populous metropolitan areas in the United States. Since January 1, 1992, the Company has opened 33 distribution centers and acquired an additional 34 distribution centers (net of consolidations) in connection with its selective acquisition program. A typical distribution center is comprised of showroom space, office space, warehouse and receiving space, secure outdoor holding space and a loading dock. ABC's distribution centers range in size from approximately 15,000 to approximately 110,000 square feet, with a typical size of approximately 40,000 square feet.

  The Company's distribution center showrooms are unique in the industry. The Company's showrooms feature tools and equipment from the Company's catalog and allow its customers to view or handle the Company's products, to compare different types of products and to discuss the products with the Company's knowledgeable sales representatives.

  ABC's national distribution center network is the backbone of its service strategy. By operating local distribution centers, supported by manufacturer direct shipments, ABC is able to fill customer orders in a timely and efficient manner. Furthermore, ABC maintains a minimum of two delivery trucks at each location to provide for prompt job site or roof top delivery.

  Each location is managed by a distribution center manager who oversees the center's employees, including a credit manager, various sales personnel, customer service representatives and delivery and warehouse personnel. The Company allows each distribution center manager to alter the product mix of a given center to meet local market demands and to stock regional products (such as roof tile in the Florida, Texas and California markets). Distribution center employees' bonus levels are largely driven by location profitability. The Company believes its incentive programs have contributed significantly to its growth and have helped it to achieve an average annual growth rate of comparable distribution center sales of 14.4% over the past five years.

  The following table sets forth the Company's growth in terms of distribution centers in each of the past three years:

                                                               1994  1995  1996
                                                               ----  ----  ----
Distribution centers on January 1.............................  98   109   126
Distribution centers acquired.................................   7    14    22
Distribution centers opened...................................   7     7    14
Acquired distribution centers consolidated....................  (3)   (4)   (5)
                                                               ---   ---   ---
Distribution centers on December 31........................... 109   126   157
                                                               ===   ===   ===

CATALOG OPERATIONS

  The Company publishes a full-color 150+ page catalog annually which illustrates the equipment and accessories offered by the Company to complement its primary roofing, siding and window lines. Smaller catalogs are published quarterly. Each catalog issue is mailed directly to approximately 70,000 of ABC's customers and to each of ABC's distribution centers. In 1996, catalog purchases by customers through distribution centers totaled $27.8 million and direct sales to customers totaled $1.8 million.

COMPETITION

  The roofing and siding products distribution industry is highly competitive and fragmented. The Company competes directly with a large number of local and regional building products distributors and, in certain markets and product categories, with two national distributors, Cameron Ashley Building Products and Allied Building Products. The Company also competes to a lesser extent with mass-merchandisers, such as Home Depot, and with direct sales from building products manufacturers. The Company believes that its customers are not typically inclined to purchase products from mass-merchandisers who lack the broad roofing and vinyl siding product lines offered by ABC, including most premium products, and are not typically large enough to be able to purchase their products directly from manufacturers. In addition, a number of manufacturers have eliminated or downsized their distribution operations. For example, since 1983, the Company has purchased all or a significant portion of the wholesale distribution capacities of the following roofing and siding manufacturers: GAF (13 facilities), Nichols-Homeshield (7 facilities), GS Roofing Products Company, Inc. (13 facilities) and Owens-Corning Fiberglass Corporation (6 facilities).

  The Company believes that its customers generally select building products distributors on the basis of product availability, customer service and relationships, delivery responsiveness and credit availability, and that it competes effectively on each of these bases. The Company believes that its focused product selection and in-depth product knowledge, combined with its long-term approach to customer relationships, result in competitive advantages over mass-merchandisers. At the same time, the Company believes that its size and market share allow it to negotiate volume discounts and other favorable terms with manufacturers and maintain a broader product selection than smaller local and regional building supply distributors.

PROPERTIES

  The Company operates its corporate headquarters out of a 118,000 square foot facility (of which approximately 60,000 square feet are dedicated to the Company's catalog operations) located in Beloit, Wisconsin. The following table sets forth certain information regarding the Company's distribution centers as of March 31, 1997:

                                       TOTAL NUMBER OF
             REGION                       LOCATIONS
             ------                    ---------------
             Lake Central(1)..........        20
             Mid-Atlantic(2)..........        16
             Midwest(3)...............        28
             Northeast(4).............         5
             Rocky Mountain(5)........        17
             Southeast(6).............        28
             Southwest(7).............        28
             Western(8)...............        19
                                             ---
                                             161
                                             ===

--------
(1) Indiana, Kentucky, Michigan and Ohio.
(2) Maryland, a portion of New Jersey, Pennsylvania and Virginia.
(3) Illinois, Iowa, a portion of Missouri, Minnesota and Wisconsin.
(4) Connecticut, Delaware, a portion of New Jersey and New York.
(5) Arizona, Colorado, a portion of Kansas, a portion of Missouri, Nebraska, Nevada, New Mexico and Utah.
(6) Alabama, Florida, Georgia, North Carolina, South Carolina and Tennessee.
(7) Arkansas, a portion of Kansas, Louisiana, Oklahoma and Texas.
(8) California, Hawaii, Oregon and Washington.

  The Company leases 67 of its facilities from the Company's sole stockholder and certain of his affiliates. See "Certain Transactions." The Company owns directly seven of its facilities (including its corporate headquarters building) and leases the remainder from third parties. The Company believes that its facilities are suitable and adequate to support its current operations.

ENVIRONMENTAL MATTERS

  A number of roofing materials are considered environmentally hazardous. The Company typically handles and stores a variety of these materials at its distribution center locations. The Company maintains appropriate environmental compliance programs at each of its distribution centers and has never been the subject of any material enforcement action by any governmental agency.

  Many of the Company's distribution centers are located in areas of current or former industrial activity, where environmental contamination may have occurred. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and remediate releases or threatened releases of hazardous or toxic substances or petroleum products located at such property, and may be held liable for property damage and for investigation and remediation costs in connection with the contamination.

  The Company does not believe there are any material environmental liabilities at any of its distribution center locations. Nevertheless, there can be no assurance that the Company's knowledge is complete with regard to all material environmental liabilities and it could subsequently discover potential environmental liabilities arising from its sites or from neighboring facilities.

EMPLOYEES

  As of March 31, 1997, the Company employed 2,339 full-time and 63 part-time employees, of whom 24 were members of a union. The Company's collective bargaining agreements with its union expire on various dates, from June 1997 through September 1999. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  The Company is a party to various litigation matters incidental to the conduct of its business. The Company does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on its financial condition or results of operations.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to (i) each member of the Company's Board of Directors (the "Board"), (ii) each executive officer of the Company and (iii) certain key employees of the Company.

           NAME             AGE                     POSITION
           ----             ---                     --------
Kenneth A. Hendricks.......  55 President, Chief Executive Officer and Director
Diane Hendricks............  50 Executive Vice President, Secretary and Director
Kendra Story...............  37 Chief Financial Officer, Treasurer and Director
Gil Aleman.................  53 Director
Kent Nelson................  52 Director
Jeffrey Stentz.............  37 Director of Acquisitions
Robert Bartels.............  48 Director of Purchasing
Ellen Baker................  44 General Manager of Amcraft
Duane Blakely..............  59 Corporate Credit Manager
Kenneth Dobkin.............  51 Lake Central Regional Manager
Phillip Gentry.............  48 Southeast Regional Manager
Kimberlee Hendricks........  35 President of Mule-Hide
Ronald Hritz...............  51 Western Regional Manager
Jerry Juszak...............  48 Mid-Atlantic Regional Manager
Kathleen Murray............  34 Director of Management Information Systems
John Simonelli.............  43 Rocky Mountain Regional Manager
Frank Sperl................  46 Northeast Regional Manager
John Yonkin................  40 Southwest Regional Manager

  Kenneth A. Hendricks has served as President, Chief Executive Officer and a director of the Company since its inception in June 1982. Mr. Hendricks is also President of Amcraft and Chairman of the Board of Mule-Hide. Prior to 1982, Mr. Hendricks was the owner and operator of a number of successful exterior building contracting businesses and real estate businesses. Mr. Hendricks is a member of the board of directors of Blackhawk Bancorp, Inc.

  Diane Hendricks has served as Executive Vice President, Secretary and a director of the Company since its inception. Ms. Hendricks is also President of American Patriot Insurance Agency, Inc. Ms. Hendricks is primarily responsible for overseeing insurance, personnel matters, bonus programs, profit sharing and legal matters for the Company.

  Kendra Story has served as the Chief Financial Officer, Treasurer and a director of the Company since its inception. Ms. Story is primarily responsible for overseeing finance, accounting, internal audit and inventory management for the Company.

  Gil Aleman has served as a director of the Company since 1997. Mr. Aleman is recently retired from Jim Walter Corporation, where he served as President of its Celotex roofing division from 1985 to 1997. Prior to 1985, Mr. Aleman served as President of Jim Walter Window Components, a division of Jim Walter Corporation.

  Kent Nelson has served as a director of the Company since 1997. Mr. Nelson has been Managing Director and a member of the Executive Committee of Aon Risk Services, Inc., an insurance company, since 1989, and is an adjunct professor at the Management Graduate School of Business of Northern Illinois University.

  Robert Bartels has served as the Company's Director of Purchasing since 1996. From 1992 to 1996, Mr. Bartels served as national marketing and sales director for Globe Industries Incorporated and IKO Industries, Inc., each of which is a manufacturer of roofing materials. From 1971 to 1992, Mr. Bartels was employed by

The Celotex Corporation, a manufacturer of roofing and siding products, in a variety of positions with increasing responsibility, most recently as vice president of sales.

  Jeffrey Stentz has served as the Company's Director of Acquisitions since 1995. From 1993 to 1995, Mr. Stentz served as chief financial officer of PDQ Food Stores, Inc., a privately owned convenience food store chain. Prior to that time, Mr. Stentz was a senior lending officer at Valley Bank and a credit analyst at NBD Bank and at First Interstate Bancorp.

  Ellen Baker has served as the General Manager of Amcraft since 1995. From 1975 to 1995, Ms. Baker was employed by Wickes Lumber Company in a variety of positions with increasing responsibility, including as director of sales and marketing.

  Duane Blakely has served as the Company's Corporate Credit Manager since 1986. Mr. Blakely is responsible for the Company's credit policies and practices.

  Kenneth Dobkin has served as the Company's Lake Central Regional Manager since 1995. From 1975 to 1995, Mr. Dobkin was employed by Wickes Lumber in a variety of positions with increasing responsibility, including as regional manager.

  Phillip Gentry has served the Company as Southeast Regional Manager since 1997. Prior to that time, Mr. Gentry served the Company as a distribution center manager since 1988, and as an assistant distribution center manager from 1984 to 1988.

  Kimberlee Hendricks is the President of Mule-Hide and has been with the Company in a variety of positions with increasing responsibility since 1984.

  Ronald Hritz has served the Company in variety of positions with increasing responsibility since 1984, most recently as Western Regional Manager. Prior to that time, Mr. Hritz was employed in a variety of positions with increasing responsibility by Bird & Sons Rain Gutter, a roofing and siding manufacturer.

  Jerry Juszak has been with the Company since 1992, initially as the manager of its catalog operations and most recently as Mid-Atlantic Regional Manager. From 1981 to 1992, Mr. Juszak was employed by Servistar Corporation, a hardware and building materials company, in a variety of positions with increasing responsibility, including as Vice President of Marketing and Advertising.

  Kathleen Murray has served as the Company's Director of Management Information Systems since 1985. Ms. Murray is responsible for the implementation and operation of the Company's information systems.

  John Simonelli has served as the Company's Rocky Mountain Regional Manager since 1997. Prior to that time, Mr. Simonelli served the Company as a distribution center manager since 1988.

  Frank Sperl has served as the Company's Northeast Regional Manager since 1996. From 1968 to 1996, Mr. Sperl served in a variety of positions with increasing responsibility in the roofing industry, most recently as president of New York Building Products, a wholesale building products distributor.

  John Yonkin has served the Company in variety of positions with increasing responsibility since 1985, most recently as Southwest Regional Manager. Prior to that time, Mr. Yonkin was employed in a variety of positions with increasing responsibility by GS Roofing Products Company, Inc., a distributor of exterior building products. Mr. Yonkin joined the Company at the time of the acquisition by the Company of GS Roofing Products Company, Inc.'s distribution operations.

  Kenneth and Diane Hendricks are husband and wife. Kendra Story, Kathleen Murray and Kimberlee Hendricks are daughters of Mr. Hendricks.

EXECUTIVE COMPENSATION

  The compensation of executive officers of the Company is determined by the Board. The following Summary Compensation Table includes individual compensation information for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company in the year ended December 31, 1996 for services rendered in all capacities to the Company and its subsidiaries during the year ended December 31, 1996.

                                             ANNUAL COMPENSATION   ALL OTHER
                                             -------------------- COMPENSATION
NAME AND PRINCIPAL POSITION                    ANNUAL     BONUS       (1)
---------------------------                  ---------- --------- ------------
Kenneth A. Hendricks........................ $  751,000 $     --     $3,880
 President, Chief Executive Officer and
  Director
Diane Hendricks.............................    125,000    75,000     3,583
 Executive Vice President, Secretary and
  Director
Kendra Story................................    119,000    50,000     4,204
 Treasurer, Chief Financial Officer and
  Director
Robert Bartels (2)..........................     77,885       --      1,400
 Director of Purchasing
Jeffrey Stentz..............................     90,000    25,000     2,100
 Director of Acquisitions

--------
(1) Consists of estimated amounts paid by the Company for automobiles and for matching payments under the Company's 401(k) Profit Sharing Plan, respectively, as follows: Mr. Hendricks--$2,100 and $1,780; Ms. Hendricks--$2,100 and $1,483; Ms. Story--$2,100 and $2,104; Mr. Bartels--
    $1,400 and $0; and Mr. Stentz--$2,100 and $0.
(2) Mr. Bartels joined the Company in May 1996. His annual base salary as of December 31, 1996 was $125,000.
  For a description of the employment agreement entered into between Mr. Hendricks and the Company in connection with the Offering, see "Certain Transactions."

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  All of the Company's capital stock is owned beneficially and of record by the Company's founder, President and Chief Executive Officer. There are no outstanding options or other rights to purchase any shares of the Company's capital stock.

                              CERTAIN TRANSACTIONS

  ABC transacts business with a number of entities, including Corporate Contractors, Inc. ("CCI"), Gordon Metals Co., Inc. ("Gordon"), ABC Express, Inc. ("Express"), Water Tower Industrial Properties ("Water Tower"), Hendricks Commercial Properties ("HCP"), Hendricks Carolina Properties, L.L.C. ("Carolina"), Patriot, Ltd. ("Patriot") and American Patriot Insurance Agency, Inc. ("APIA") (collectively, the "Related Entities"), which are owned by ABC's sole stockholder and his spouse. CCI performs construction work such as interior renovations and additions at ABC locations. Gordon provides metal roofing materials to the Company on a purchase order basis. Express provides transportation services for the Company. The Company leases properties from Water Tower, Carolina and HCP. The Company believes that the transactions between ABC and the Related Entities have generally been conducted on an arm's-length basis.

  In connection with certain of the Company's acquisitions, the Company's sole stockholder or his affiliates have purchased the real estate of the acquired business, which the Company has then leased from Mr. Hendricks or his affiliates. In addition, certain of the distribution centers opened by the Company are located in facilities purchased by and leased from Mr. Hendricks or his affiliates. These real estate purchases have historically been financed with a combination of debt financing and equity, and a portion of the equity has sometimes been funded by Mr. Hendricks with borrowings from ABC. The aggregate amount of such borrowings from ABC outstanding as of March 31, 1997 was $6.5 million and as of April 30, 1997 was approximately $8.3 million, which Mr. Hendricks repaid in its entirety with a portion of the proceeds of the Distribution. The Company and Mr. Hendricks currently intend to continue to acquire properties for the Company's occupancy using such method of financing. The Indenture and the Credit Agreement each permit the Company to lend additional amounts to Mr. Hendricks in connection with such transactions in the future. Interest is charged on such loans at a rate comparable to the rate the Company pays on its bank borrowings. The maximum amount of such borrowings at any time during the three years ended December 31, 1996, occurred in October 1994 and aggregated $7.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of the Notes--Certain Covenants--Restricted Payments."

  As described above, as of December 31, 1996, the Company leased 67 facilities from Mr. Hendricks or his affiliates. For the year ended December 31, 1996, the Company paid $6.2 million in lease payments to Mr. Hendricks or his affiliates in respect of such properties. In connection with the Offering, the Company entered into a series of amended leases with lease terms of at least ten years for such properties (such leases, the "Related Party Leases"). Annual payments due under such leases are based on the prevailing market rates in the areas in which such properties are located, adjusted annually to reflect changes in the consumer price index.

  As of December 31, 1994, 1995, 1996 and March 31, 1997, the Company had obligations outstanding under guarantees and other credit support in respect of debt of Mr. Hendricks and his affiliates in the amounts of $2.3 million, $2.7 million, $3.9 million and $4.3 million, respectively. A portion of such credit support related to certain indebtedness of the Company which was retained by Mr. Hendricks in connection with the sale by him of certain properties to the Company pursuant to which Mr. Hendricks remained as primary obligor under the mortgages relating thereto and the Company became secondarily liable as the owner of the subject properties. The maximum amount of such guarantees and other credit support at any time during the three years ended December 31, 1996 occurred in July 1996 and aggregated $4.0 million. Through March 31, 1997, the maximum was $4.3 million.

  Patriot, an insurance company owned by Mr. Hendricks and his spouse, provides certain insurance coverage to the Company, which is subsequently reinsured in part by third party insurance carriers. APIA serves as a broker with respect to insurance facilities for the Company and the Related Entities. The Company paid Patriot $5.4 million, $5.2 million and $6.0 million in 1994, 1995 and 1996, respectively, for reported and unreported claim liabilities (as determined by an unrelated third-party claims adjusting service) that are not the subject of reinsurance, as well as costs of reinsurance premiums and other related costs.

  In connection with the Offering, the Company entered into an employment agreement (the "Employment Agreement") with Mr. Hendricks which provides for an annual salary of $1.0 million, subject to annual increases, if approved by a majority of ABC's disinterested directors, of up to 20.0% of his salary in the preceding year. The Employment Agreement is for a term of three years, renewable annually thereafter upon the mutual agreement of the Company and Mr. Hendricks.

  In connection with the Offering, the Company also entered into the Tax Allocation Agreement with Mr. Hendricks pursuant to which he will receive distributions from each of ABC, Mule-Hide and Amcraft with respect to taxes payable by Mr. Hendricks associated with the operations of each entity. Payments to Mr. Hendricks under the Tax Allocation Agreement are permitted by the Indenture and the Credit Agreement.

                      DESCRIPTION OF THE CREDIT AGREEMENT

  In connection with the Offering, the Company amended the Credit Agreement to, among other things, extend the maturity thereof and reduce the interest rate thereunder. See "Use of Proceeds." The following description sets forth certain terms and covenants contained in the Credit Agreement, as so amended:

  Use of Proceeds. The Credit Agreement is available to finance working capital requirements and general corporate purposes of the Company, including additional acquisitions.

  Principal Amount. The Credit Agreement provides for revolving credit borrowings in a maximum aggregate principal amount of $200.0 million, subject to borrowing base eligibility, of which $10.0 million is available for issuances of letters of credit. Borrowing base eligibility is based on 85.0% of the Company's eligible receivables and up to 65.0% of its eligible inventory. On a pro forma basis, after giving effect to the Offering and the application of the net proceeds therefrom, as of March 31, 1997, the Company and its subsidiaries would have had outstanding borrowings under the Credit Agreement of $23.1 million and additional availability of $127.7 million.

  Maturity; Interest; Fees. The Credit Agreement has an initial maturity date of June 30, 2000, subject to subsequent one-year extensions upon the mutual consent of the parties, and is secured by a first priority lien on substantially all of the properties and assets of the Company and its subsidiaries, now owned or acquired later. At the Company's option, the interest rate per annum applicable to the Credit Agreement will be a fluctuating rate of interest measured by reference either to LIBOR plus 1.25% or the published prime rate of the Agent Bank (the "ABR"). The Company has agreed to pay certain fees with respect to the Credit Agreement including: (i) agent fees and (ii) commitment fees of 0.25% per annum on up to $25.0 million of the unused availability under the Credit Agreement.

  Covenants. The Credit Agreement contains covenants restricting the ability of the Company to, among other things: (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or repurchase debt; (iii) incur liens; (iv) make loans and investments; (v) issue more debt; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales and (ix) enter into transactions with affiliates. The Company has also made certain customary indemnifications of the Lenders and their agents and is required to comply with financial covenants including: (i) a maximum funded debt to EBITDA ratio (currently 6.60 to 1); (ii) a minimum tangible net worth test ($85 million at December 31, 1997 and $75 million at each year ended thereafter); and (iii) a minimum fixed charge coverage ratio (currently 1.45 to 1). Net worth as defined in the Credit Agreement includes the principal outstanding under the Notes. The Credit Agreement also contains certain customary affirmative covenants.

  Events of Default. Events of default under the Credit Agreement include: (i) the Company's failure to pay principal or interest when due; (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents; (iii) customary cross-default provisions relating to a breach by the Company or any of its subsidiaries of any material agreement, document or instrument that continues beyond any applicable cure period or that permits the acceleration of indebtedness for borrowed money in excess of $200,000; (iv) events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries; (v) the levy of certain judgments against the Company, its subsidiaries, or their assets; (vi) certain adverse events under ERISA plans of the Company or its subsidiaries; (vii) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries; and (viii) a change of control of the Company.

  NationsBank of Texas, N.A., an affiliate of NationsBanc Capital Markets, Inc., and American National Bank and Trust Company of Chicago, an affiliate of First Chicago Capital Markets, Inc., are lenders and agents under the Credit Agreement, for which they receive customary fees. See "Plan of Distribution." As lenders under the Credit Agreement, these affiliates of the Initial Purchasers received a substantial portion of the proceeds of the Offering. See "Use of Proceeds."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on May 7, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its best efforts to (i) file the Exchange Offer Registration Statement within 45 days after the date of the original issue of the Old Notes with the Commission with respect to the Exchange Offer for the New Notes, (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the date of original issuance of the Old Notes and (iii) use its best efforts to consummate the Exchange Offer within 150 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive an New Note having a principal amount equal to that of the surrendered Old Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the date of its original issue.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes would in general be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  Each holder of the Old Notes (other than certain specified holders) who wishes to exchange the Old Notes for New Notes in the Exchange Offer will be required to represent in the Letter of Transmittal that (i) it is not an affiliate of the Company, (ii) the New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any Participating Broker-Dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale; provided, however, that the Company and the Subsidiary Guarantors will have no obligation to amend or supplement this Prospectus unless the Company has received written notice from a Participating Broker-Dealer of their prospectus delivery requirements under the Securities Act within fifteen business days following consummation of the Exchange Offer.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Guarantors to effect the Exchange Offer, or, under certain circumstances, if the Initial Purchasers shall so request, each of the Company and the Guarantors, jointly and severally, will at their cost,
(a) as promptly as practicable, file a shelf registration statement covering resales of the Old Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable Old Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder that sells its Old Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations). Other than as set forth above, holders of Old Notes who do not tender in the Exchange Offer will not have any continuing rights under the Registration Agreement.

  If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on
       , 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with die Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
  , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes on November 15, 1997. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

  Interest on the New Notes is payable semi-annually on each May 15 and November 15, commencing on November 15, 1997.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to validly tender Old Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. The tender of Old Notes via Agent's Message will not constitute notice to the Company of a holder's status as a Participating Broker-Dealer. Participating Broker-Dealers desiring to provide such notice must still do so in writing within fifteen business days following the consummation of the Exchange Offer. See "--Resale of the New Notes." To be tendered effectively, the Old Notes, the Letter of Transmittal (or Agent's Message) and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility (as defined below) to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce the terms of the Letter of Transmittal against such participant.

  By executing the Letter of Transmittal or delivering an Agent's Message, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust Company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agents account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agents account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee or Agent's Message and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal

  (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agents account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agents account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein prior to the Expiration Date, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  Norwest Bank Minnesota, National Association has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    Norwest Bank Minnesota, National Association
    Corporate Trust Services, 12th Floor
    608 Second Avenue South, North Star East
    Minneapolis, Minnesota 55402
    Telecopier No.: (612) 667-9825
    Attention: Kurt Schwegman

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the

United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

  With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale; provided, however, that the Company and the Subsidiary Guarantors will have no obligation to amend or supplement this Prospectus unless the Company has received written notice from a Participating Broker-Dealer of their prospectus delivery requirements under the Securities Act within fifteen business days following consummation of the Exchange Offer.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                           DESCRIPTION OF THE NOTES

GENERAL

  The Old Notes were issued, and the New Notes will be issued, pursuant to an indenture (the "Indenture") between the Company and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete, and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth under the caption "--Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "--Certain Definitions." For purposes of this summary, the term "Company" refers only to American Builders & Contractors Supply Co., Inc. and not to any of its Subsidiaries.

  The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company. The New Notes will be guaranteed by all of the Company's current and future subsidiaries. Such subsidiary guarantees will be subordinated to all Senior Debt of the Guarantors. As of March 31, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company and its Subsidiaries would have had Senior Debt of approximately $57.1 million (including guarantees and letters of credit) and would have had additional liabilities (consisting of trade payables and accrued liabilities) of approximately $125.3 million. The Indenture permits the incurrence of additional Senior Debt in the future, subject to certain limitations in the Indenture. See "--Subordination" and "--Certain Covenants--Incurrence of Additional Indebtedness and Issuance of Preferred Stock."

  The form and terms of the New Notes are the same as the form and terms of the Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and
(iii) the holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated.

PRINCIPAL, MATURITY AND INTEREST

  The Notes were initially issued in an aggregate principal amount of $100.0 million and will mature on May 15, 2007. The Indenture provides for the issuance of up to $50.0 million in aggregate principal amount of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes issued in the future would be part of the same issue as the Notes offered hereby for purposes of the Indenture and would vote on all matters with the Notes offered hereby. For purposes of this summary, references to the Notes do not include any Additional Notes. Interest on the Notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1997, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the Notes is payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company is required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes were initially issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

  The payment of principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt are entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled will be made to the holders of Senior Debt (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under the caption "-- Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under the caption "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, on the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The Indenture further requires that the Company promptly notify holders of Senior Debt if maturity of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Offering and the application of the net proceeds therefrom, the principal amount of Senior Debt outstanding at December 31, 1996 would have been approximately $60.4 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by the Guarantors. The Subsidiary Guarantee of each Guarantor is subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include approximately $1.8 million of Senior Debt outstanding as of March 31, 1997, and the amounts for which the Guarantors are liable under the guarantees issued from time to time with respect to Senior Debt. The obligations of each Guarantor under its Subsidiary Guarantee is limited only by laws relating to fraudulent conveyance. See "Risk Factors--Fraudulent Conveyance."

  The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, (ii) except in the case of a merger of a Guarantor with or into the Company or another Subsidiary of the Company, immediately after giving effect to such transaction, no Default or Event of Default exists, (iii) except in the case of a merger of a Guarantor with or into the Company or another Subsidiary of the Company, such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (iv) except in the case of a merger of a Guarantor with or into the Company or another Subsidiary of the Company, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

  The Notes are not redeemable at the Company's option prior to May 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

             YEAR                           PERCENTAGE
             ----                           ----------
             2002.......................... 105.3125%
             2003.......................... 103.5416%
             2004.......................... 101.7708%
             2007 and thereafter........... 100.0000%

  Notwithstanding the foregoing, during the first 36 months after the date of this Offering Memorandum, the Company may on any one or more occasions redeem up to an aggregate of 35% of the original aggregate principal amount of Notes at a redemption price of 110 5/8% of the principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of an initial public offering of common stock of the Company; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of such initial public offering.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  Except as set forth below under the caption "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will be required to mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80.0% of the consideration therefor received by the Company or such Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within five business days of the receipt thereof, shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or its applicable Subsidiary may apply such Net Proceeds, at such person's option, (a) to reduce Senior Debt, or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph and within the time period specified therein will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds has exceeded $5.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100.0% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  The Credit Agreement restricts the Company's ability to purchase Notes and provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control Offer or an Asset Sale Offer is required by the Indenture to be made at a time when the Company is prohibited by the Credit Agreement or another senior debt agreement from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company that is not a Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or
(iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (vi) of the next succeeding paragraph), is less than the sum of (i) 50.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100.0% of such deficit), plus (ii) 100.0% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash or is sold for non-cash consideration and such non-cash consideration is subsequently sold for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

  The foregoing provisions do not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the payment of any dividend by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) payments by the Company or any Subsidiary of the Company, directly or indirectly, to the Company's current or future stockholder or stockholders to satisfy tax obligations in accordance with the Tax Allocation Agreement as in effect on the date of the Indenture ("Tax Distributions"); and (vii) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the Indenture.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors, whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under this caption were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any of the Guarantors may incur Indebtedness (including Acquired Debt), the Company may issue shares of Disqualified Stock and the Company's Subsidiaries may issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Subsidiary preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Subsidiary preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant do not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company of Indebtedness under Credit Facilities and the Guarantee thereof by the Guarantors; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to the greater of (x) $200.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to repay Indebtedness pursuant to the covenant described above under the caption "--Asset Sales" and (y) the Borrowing Base;

    (ii) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company and its Subsidiaries of Indebtedness represented by the Notes and the Subsidiary Guarantees;

    (iv) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount at any one time outstanding under this clause (iv), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $5.0 million;

    (v) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;

    (vi) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, that was not permitted by this clause (vi);

    (vii) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of hedging interest rate risk with respect to Indebtedness that is permitted by the terms of the Indenture to be incurred;

    (viii) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (ix) extensions, renewals or replacements of the Existing Guarantees on terms that are no less favorable to the Holders of Notes than those existing on the date of the Indenture;

    (x) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accredit value, as applicable) at any time outstanding under this clause (x), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $5.0 million;

    (xi) the incurrence by the Company or any of its Subsidiaries of Indebtedness incurred in respect of performance, surety and similar bonds provided by the Company or any of its Subsidiaries in the ordinary course of business; and

    (xii) the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant, and at any given time such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accredit value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The Company shall not be deemed to be in breach of this covenant solely as the result of fluctuations in currency exchange rates.

 Sale and Leaseback Transactions

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if

(i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption "--Liens,"
(ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the caption "-- Repurchase at the Option of Holders--Asset Sales."

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits or (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture and the Notes,
(b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries or any instrument governing Indebtedness secured by assets acquired by the Company or any of its Subsidiaries, in each case, as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the property or asset so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,
(d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (f) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (g) customary non-assignment provisions in documents entered into by a Subsidiary of the Company in connection with a receivables or equipment financing that impose restrictions of the nature described in clause (iii) above on the property securing such financings. The Indenture does not limit the Company's ability to make payments to Mr. Hendricks pursuant to the Tax Allocation Agreement.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction no Default or Event of Default exists and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed to be Affiliate Transactions: (1) the Related Party Leases as in effect on the date of the Indenture or as amended (as long as an amended Related Party Lease is on terms no less favorable to the Holders of the Notes than those existing on the date of the Indenture) and any transactions pursuant thereto, (2) the Employment Agreement as in effect on the date of the Indenture or as amended (as long as the amended Employment Agreement is on terms no less favorable to the Holders of the Notes than those existing on the date of the Indenture) and any transactions pursuant thereto, (3) any other employment arrangement entered into by the Company or any of its Subsidiaries with anyone other than the Company's President and Chief Executive Officer in the ordinary course of business that provides for aggregate annual compensation in an amount less than or equal to $250,000 and any transactions pursuant thereto, (4) transactions between or among the Company and/or its Wholly-Owned Subsidiaries, (5) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" including payments to Mr. Hendricks pursuant to the Tax Allocation Agreement,
(6) the Distribution (as defined under the caption "Use of Proceeds"), (7) Permitted Real Estate Loans, (8) transfers of receivables or equipment to a Subsidiary of the Company for the sole purpose of effecting a receivables or equipment financing for the benefit of the Company and (9) extensions, renewals or replacements of the Existing Guarantees on terms that are no less favorable to the Holders of the Notes than those existing on the date of the Indenture. For purposes of determining whether any particular transaction or series of related transactions with an Affiliate relating to purchases or placements of insurance exceeds the $1.0 million or $5.0 million thresholds set forth in the first sentence of this covenant, the gross amounts paid to the Affiliate shall be calculated net of any amounts paid by such Affiliate to third parties (including claimants, legal and claims management services, insurers or reinsurers) on behalf of the Company or one of its Subsidiaries.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED
SUBSIDIARIES

  The Indenture provides that the Company (i) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned

Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales" and (ii) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

 Business Activities

  The Company will not, and will not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

 No Senior Subordinated Debt

  The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, assume, guarantee or otherwise become liable for any Indebtedness of such Guarantor that is subordinate or junior in right of payment to any Indebtedness of such Guarantor and senior in right of payment to the Guarantee of such Guarantor.

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding and commencing with information relating to the fiscal quarter ended June 30, 1997, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations. In addition, commencing after the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods specified in the Commission's rules and regulations, and make such information available to securities analysts and prospective investors upon their reasonable request. In addition, each of the Company and the Guarantors has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. A Holder of a Note may pursue a remedy with respect to the Indenture only if (i) the Holder of a Note gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer to, and if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer, and if requested, the provision of indemnity; and (v) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request. Otherwise, the Trustee is solely responsible for the enforcement against the Company and the Guarantors of the terms of the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to May 15, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to May 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company must have delivered to the

Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company must have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default can have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note is treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"),
(iii) reduce the rate of

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

or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of the Indenture which relate to subordination will require the consent of the Holders of at least 75.0% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue, or resign.

  The Holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Offering Memorandum may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to American Builders & Contractors Supply Co., Inc., One ABC Parkway, Beloit, WI 53511, Attention: Kendra A. Story.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes to be resold as set forth herein were initially issued in the form of one Global Note (the "Global Note"). The Global Note was deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Notes that are issued as described below under the caption "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  Pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary credited the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note were shown on, and the transfer of ownership thereof was effected through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note is limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder is considered to be the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note are not considered to be the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date are payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes are governed by standing instructions and customary practice and are the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Securities

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or any nominee thereof). All such certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

 Same Day Settlement and Payment

  The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Amcraft" means Amcraft Building Products Co., Inc.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "--Repurchase at the Option of Holders-- Change of Control" and/or the provisions described under the caption "-- Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant) and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $500,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described under the caption "--Certain Covenants--Restricted Payments" and (iv) the sale of up to $5.0 million of real estate since the date of the Indenture.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85.0% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of such date that are not more than 90 days past due and
(b) 65.0% of the book value of all inventory owned by the Company and its Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or trade payables as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than the Specified Percentage of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) any transaction the result of which is (x) if such transaction occurs prior to the first sale of common equity of the Company pursuant to a registration statement under the Securities Act that results in at least 25.0% of the then outstanding common equity of the Company being sold to the public, that the Principals and their Related Parties beneficially own, directly or indirectly, less than 51.0% of the Voting Stock of the Company (measured by voting power rather than number of shares) beneficially owned by the Principals, directly or indirectly, on the date of the Indenture, and (y) if such transaction occurs thereafter, that any "person" (as defined above) (other than the Principals and their Related Parties) owns, directly or indirectly, more of the Voting Stock of the Company (measured by voting power rather than number of shares) than the Principals and their Related Parties. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period (to the extent that such provision for taxes was included in computing such Consolidated Net Income), plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) (to the extent that any such expense was deducted in computing such Consolidated Net Income), plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period (to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income), plus (v) one-third of the Consolidated Lease Expense of such Person for such period (to the extent that such Consolidated Lease Expense was deducted in computing such Consolidated Net Income), minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Lease Expense" means, with respect to any Person for any period, the aggregate rental obligations of such Person and its consolidated Subsidiaries for operating leases determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Subsidiaries or in the notes thereto.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and reduced by the amount of Tax Distributions that would be permitted since the date of the Indenture (whether or not such Tax Distributions have actually been distributed); provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person and (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), all of the foregoing determined in accordance with GAAP.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Credit Agreement" means that certain Credit Agreement, dated as of July 1, 1993, by and among the Company, NationsBank of Texas, N.A. and American National Bank and Trust Company of Chicago, providing for up to $200.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Credit Facilities" means, with respect to the Company or any of its Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other series of Senior Debt permitted under the Indenture the aggregate principal amount of which is $15.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

  "Employment Agreement" means the Employment Agreement dated as of May 1, 1997, between Kenneth A. Hendricks and American Builders & Contractors Supply Co., Inc.

  "Existing Guarantees" means the obligations of the Company outstanding under guarantees and letters of credit in respect of certain outstanding Indebtedness of its Affiliates in an aggregate principal amount of up to $4.3 million.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means up to $32.0 million in aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), (iv) one-third of the Consolidated Lease Expense of such Person for such period and (v) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

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

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Mule-Hide" means Mule-Hide Products Co., Inc.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Businesses" means any business conducted by the Company or any of its Subsidiaries as of the date of the Indenture, any other business related to the distribution or manufacture of commercial or residential building products, or any business reasonably related to the foregoing.

  "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary of the Company, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company, (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," (e) any acquisition of assets to the extent such assets are acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, (f) Permitted Real Estate Loans, (g) extensions or renewals of the Existing Guarantees on terms that are no less favorable to the Holders of Notes than those existing on the date of the Indenture, and (h) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (h) that are at the time outstanding, not to exceed $1.0 million.

  "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

  "Permitted Liens" means (i) Liens on assets of the Company or any of its Subsidiaries securing Senior Debt that was permitted by the terms of the Indenture to be incurred, (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition, (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (iv) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," covering only the assets acquired with such Indebtedness, (vii) Liens existing on the date of the Indenture, (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (ix) liens relating to trade payables of the Company or its Subsidiaries and (x) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

  "Permitted Real Estate Loan" means a loan from the Company or any of its Subsidiaries to an Affiliate of the Company (i) the proceeds of which are used by such Affiliate to finance the purchase or improvement of real estate which is or will, upon such purchase or improvement, be leased to the Company or one of its Subsidiaries on terms comparable to those that would occur in an arm's-length transaction, (ii) that is evidenced by a note, payable upon the demand of the Company or such Subsidiary, (iii) the interest on which is payable in cash semi-annually at an interest rate at least equal to the prime rate of NationsBank of Texas, N.A., announced from time to time, (iv) with full recourse to such Affiliate, its assets and its properties, and (v) the aggregate principal amount of which at any one time outstanding (when taken together with all other Permitted Real Estate Loans) does not exceed the greater of (x) $10.0 million and (y) $10.0 million plus 10.0% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing after the date of the Indenture and ending on the last day of the most recently ended fiscal quarter.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount (or accredit value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accredit value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Principals" means Kenneth A. Hendricks, Diane Hendricks, any lineal descendant of either of them and the spouse of Kenneth A. Hendricks (if other than Diane Hendricks).

  "Related Party" with respect to any Principal means any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority and controlling interest of which consist of such Principal and/or one or more other Principals.

  "Related Party Leases" means the leases identified as such under the caption "Certain Transactions."

  "Restricted Investment" means any Investment other than a Permitted
Investment.

  "Senior Debt" means (i) all Indebtedness of the Company or any of its Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company or any of its Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Guarantor's Subsidiary Guarantee of the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt does not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Subsidiaries, (x) any Indebtedness of the Company or any of its Subsidiaries to any Subsidiary or other Affiliate of the Company, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture (other than Indebtedness under the Credit Agreement that is incurred on the basis of a representation by the Company to the applicable lenders that it is permitted to incur such Indebtedness under the Indenture).

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Specified Percentage" means at any time at which the Principals and their Related Parties collectively own more than 50.0% of the Voting Stock of the Company (measured by voting power rather than number of shares), 50.0% and at any time thereafter, 35%.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). With respect to the Company, the term "Subsidiary" shall include, but not be limited to, Mule-Hide and Amcraft.

  "Tax Allocation Agreement" means the Tax Allocation Agreement dated as of May 1, 1997, among the Company, Mule-Hide, Amcraft and Kenneth A. Hendricks.

  "Tax Distributions" has the meaning set forth in the covenant described under the caption "--Certain Covenants--Restricted Payments."

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

  The exchange of the Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Notes in the hands of such holder. As a result there will be no federal income tax consequences to holders exchanging Notes for New Notes pursuant to the Exchange Offer. If, however, the exchange of Notes for New Notes were treated as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging Notes for New Notes pursuant to such recapitalization should not recognize any gain or loss upon the exchange.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of one year after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale; provided, however, that the Company and the Subsidiary Guarantors will have no obligation to amend or supplement this Prospectus unless the Company has received written notice from a Participating Broker-Dealer of their prospectus delivery requirements under the Securities Act within fifteen business days following consummation of the Exchange Offer. In
addition, until               , 1997, all dealers effecting transactions in
the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of one year after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.


                                 LEGAL MATTERS

  Certain legal matters in connection with the Exchange Offer will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois (a partnership which includes professional corporations).

                                    EXPERTS

  The combined financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Ernst & Young LLP, Independent Auditors.........................  F-2
Combined Balance Sheets as of December 31, 1995 and 1996..................  F-3
Combined Statements of Income and Retained Earnings for the years ended
 December 31, 1994, 1995 and 1996.........................................  F-4
Combined Statements of Cash Flows for the years ended December 31, 1994,
 1995 and 1996............................................................  F-5
Notes to Combined Financial Statements....................................  F-6
Condensed Combined Balance Sheets (Unaudited) as of December 31, 1996 and
 March 31, 1997........................................................... F-12
Condensed Combined Statements of Operations and Retained Earnings
 (Unaudited) for the three months ended March 31, 1996 and 1997........... F-13
Condensed Combined Statements of Cash Flows (Unaudited) for the three months ended March 31, 1996 and 1997..................................... F-14
Notes to Condensed Combined Financial Statements (Unaudited).............. F-15

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
American Builders & Contractors Supply Co., Inc. and Certain Affiliates

  We have audited the accompanying combined balance sheets of American Builders & Contractors Supply Co., Inc., Mule-Hide Products Co., Inc., Amcraft Building Products Co., Inc., and Hendricks Real Estate Properties, Inc. (collectively, the Company) as of December 31, 1995 and 1996, and the related combined statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 1995 and 1996, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Milwaukee, Wisconsin
March 21, 1997, except as to Note 12,
the date of which is May 7, 1997

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

                            COMBINED BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------
                       ASSETS                              1995         1996
                       ------                          ------------ ------------
Current assets:
  Cash...............................................  $  2,742,560 $  2,630,337
  Accounts receivable, less allowance for doubtful
   accounts of $3,904,000--1995 and $4,325,000--1996.    73,132,506   92,360,063
  Inventories........................................    79,296,857   95,778,586
  Prepaid expenses and other.........................     1,401,916    1,544,128
                                                       ------------ ------------
    Total current assets.............................   156,573,839  192,313,114
Property and equipment, net (Note 4).................    43,175,637   49,944,290
Net receivable from sole stockholder (Note 6)........     3,971,801    5,149,185
Intangible assets, net of accumulated amortization of
 $166,014--1995 and $433,198--1996...................     1,029,760    3,311,146
Security deposits....................................       547,514    1,117,855
Other assets.........................................        17,580      112,723
                                                       ------------ ------------
                                                       $205,316,131 $251,948,313
                                                       ============ ============
        LIABILITIES AND STOCKHOLDER'S EQUITY
        ------------------------------------
Current Liabilities:
  Accounts payable...................................  $ 49,739,317 $ 57,700,357
  Accrued liabilities................................    11,329,607   14,104,151
  Current portion of long-term debt (Note 3).........     5,325,782    8,519,814
                                                       ------------ ------------
    Total current liabilities........................    66,394,706   80,324,322
Long-term debt (Note 3)..............................   113,397,201  139,663,817
Commitments and contingent liabilities (Notes 5, 6
 and 7)
Stockholder's equity:
  Common stock (Note 9)..............................       109,001      109,001
  Additional paid-in capital.........................     1,215,053    1,215,053
  Retained earnings..................................    24,200,170   30,636,120
                                                       ------------ ------------
    Total stockholder's equity.......................    25,524,224   31,960,174
                                                       ------------ ------------
                                                       $205,316,131 $251,948,313
                                                       ============ ============


                            See accompanying notes.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                             YEAR ENDED DECEMBER 31,
                                      ----------------------------------------
                                          1994          1995          1996
                                      ------------  ------------  ------------
Net sales............................ $513,766,337  $638,821,047  $789,102,559
Cost of sales........................  403,031,776   501,026,597   615,626,559
                                      ------------  ------------  ------------
Gross profit.........................  110,734,561   137,794,450   173,476,000
Operating expenses:
  Distribution centers (Note 5)......   90,481,269   110,859,487   140,299,777
  General and administrative.........    7,980,835    10,475,757    12,016,139
                                      ------------  ------------  ------------
                                        98,462,104   121,335,244   152,315,916
                                      ------------  ------------  ------------
Operating income.....................   12,272,457    16,459,206    21,160,084
Other income (expense):
  Interest income....................      554,255       652,978       689,205
  Interest expense...................   (6,020,714)   (9,745,252)  (11,146,057)
                                      ------------  ------------  ------------
                                        (5,466,459)   (9,092,274)  (10,456,852)
                                      ------------  ------------  ------------
Income before provision for income
 taxes...............................    6,805,998     7,366,932    10,703,232
Provision for income taxes...........      260,181       338,386       329,509
Net income...........................    6,545,817     7,028,546    10,373,723
Retained earnings at beginning of
 year................................   16,840,699    20,702,521    24,200,170
Distributions to sole stockholder....   (2,683,995)   (3,530,897)   (3,937,773)
                                      ------------  ------------  ------------
  Retained earnings at end of year... $ 20,702,521  $ 24,200,170  $ 30,636,120
                                      ============  ============  ============



                            See accompanying notes.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                              YEAR ENDED DECEMBER 31,
                                        -------------------------------------
                                           1994         1995         1996
                                        -----------  -----------  -----------
Operating activities
  Net income........................... $ 6,545,817  $ 7,028,546  $10,373,723
Adjustments to reconcile net income to
 cash provided by (used in) operating
 activities:
  Depreciation.........................   5,110,982    6,639,351    8,750,803
  Amortization.........................      82,765      168,745      328,614
  Provision for doubtful accounts......   2,647,326    3,164,991    3,603,631
  Loss on disposal of property and
   equipment...........................     296,285      103,428       17,412
  Change in operating assets and
   liabilities:
    Accounts receivable................  (8,770,617) (19,061,181) (18,328,728)
    Inventories........................ (11,318,137) (13,033,846)  (9,832,405)
    Prepaid expenses and other.........    (756,380)    (101,276)    (142,212)
    Security deposits..................       2,435      (77,921)    (570,341)
    Other assets.......................     131,978     (143,021)    (179,614)
    Accounts payable...................   5,721,049    6,929,014    7,961,040
    Accrued liabilities................    (903,505)   2,101,027    2,774,544
                                        -----------  -----------  -----------
      Cash provided by (used in)
       operating activities............  (1,210,002)  (6,282,143)   4,756,467
Investing activities
  Additions to property and equipment.. (13,830,265) (19,922,034) (14,697,361)
  Proceeds from disposal of property
   and equipment.......................     702,301      445,121      688,209
  Acquisition of businesses............  (2,238,045)  (5,571,511) (12,684,977)
                                        -----------  -----------  -----------
      Cash used in investing
       activities...................... (15,366,009) (25,048,424) (26,694,129)
Financing activities
  Net borrowings under line of credit..  16,038,040   23,524,699   23,381,086
  Proceeds from long-term debt.........   5,817,993   14,983,005    9,734,539
  Payments on long-term debt...........  (2,745,451)  (4,147,483)  (6,175,029)
  Net change in receivable from/payable
   to sole stockholder.................     990,347    1,487,500   (1,177,384)
  Distributions paid to sole
   stockholder.........................  (2,683,995)  (3,530,897)  (3,937,773)
  Deferred financing costs.............    (235,695)         --           --
                                        -----------  -----------  -----------
      Cash provided by financing
       activities......................  17,181,239   32,316,824   21,825,439
                                        -----------  -----------  -----------
Net increase (decrease) in cash........     605,228      986,257     (112,223)
      Cash at beginning of year........   1,151,075    1,756,303    2,742,560
                                        -----------  -----------  -----------
      Cash at end of year.............. $ 1,756,303  $ 2,742,560  $ 2,630,337
                                        ===========  ===========  ===========
Supplemental disclosures of cash flow
 information are as follows:
  Cash paid for interest............... $ 5,894,415  $ 9,355,205  $10,982,497
  Cash paid for income taxes...........     233,053      344,151      345,459

                            See accompanying notes.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Nature of Business

  The accompanying combined financial statements include the accounts of American Builders & Contractors Supply Co., Inc. (ABC) and certain companies affiliated by common ownership (all of which are wholly-owned by ABC's sole stockholder), Mule-Hide Products Co., Inc. (Mule-Hide), Amcraft Building Products Co., Inc. (Amcraft), and Hendricks Real Estate Properties, Inc.
(HREP) (collectively, the Company). A legal reorganization is planned for the near future whereby Mule-Hide and Amcraft will become wholly-owned subsidiaries of ABC and HREP will be merged into ABC (see Note 12). Such reorganization will be accounted for as a combination of entities under common control, which is similar to a pooling of interests.

  The Company is primarily engaged in the sale of roofing and siding products throughout the United States. There were 109, 126 and 157 distribution center locations at December 31, 1994, 1995 and 1996, respectively.

 Inventories

  Inventories, which consist primarily of purchased roofing and siding products, are stated at the lower of cost (average cost basis) or market.

 Property and Equipment

  Property and equipment additions (including leasehold improvements) are capitalized at cost. Depreciation on these assets is calculated using the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, the life of the lease, if shorter. Estimated useful lives are as follows (in years):

      Buildings and improvements.............. 39 years
      Warehouse equipment..................... 5-7 years
      Vehicles................................ 5-10 years
      Office furniture and equipment.......... 3-7 years
      Leasehold improvements.................. 5 years or life of lease, if less

 Intangibles

  Intangibles consist primarily of goodwill recorded in acquisitions of businesses, which is amortized over 25 years using the straight-line method.

 Advertising

  Advertising costs are expensed in the period incurred. Total advertising expense was $2,296,782, $2,481,540 and $3,311,658 for 1994, 1995 and 1996,
respectively.

 Income Taxes

  ABC and the combined affiliates have elected to be treated as Subchapter S Corporations for federal and state income tax purposes. As a result, the Company's sole stockholder includes the taxable income of ABC and the combined affiliates in his personal income tax returns. Accordingly, with the exception of the amounts described in the following paragraph, the accompanying financial statements include no provision or liability for income taxes.

  Certain states impose a corporate state tax on earnings of a Subchapter S Corporation. Provisions of $260,181, $338,386 and $329,509 have been made for such income taxes for the years ended December 31, 1994, 1995 and 1996, respectively.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

  Net income differs from income currently taxable to the Company's stockholder due to certain items which are reported differently for financial reporting purposes than for income tax purposes; principally inventory costs capitalized, bad debts and depreciation.

 Revenue Recognition

  The Company recognizes revenue upon delivery of product to the customer, which typically occurs at the Company's distribution center locations.

 Late Payment Charges

  Late payment charges are recorded in connection with past due receivable balances and are reflected as a reduction to the expenses incurred in collecting those accounts, all within distribution center operating expenses.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. BUSINESS ACQUISITIONS

  Business acquisitions have been accounted for using the purchase method and operations are reflected from the dates of acquisition forward.

  During the year ended December 31, 1994, six locations were acquired by ABC. The assets of one of the locations were merged into an existing branch. The total purchase price of approximately $2,238,000 included inventory, accounts receivable and fixed assets.

  During the year ended December 31, 1995, ABC acquired the inventory, accounts receivable and fixed assets of eleven locations for a total purchase price of approximately $5,905,000. In connection with these transactions, ABC recorded $550,000 in goodwill.

  In 1996, ABC acquired the inventory, accounts receivable and fixed assets of seventeen locations for a total purchase price of approximately $15,205,000. In connection with these transactions, the Company recorded $2,510,000 in goodwill.

  A summary of the purchase allocation for the acquisitions is as follows:

                                                1994       1995        1996
                                             ---------- ----------  -----------
      Fixed assets..........................    656,181    573,744    1,527,716
      Inventories...........................  1,194,851  3,743,218    6,649,324
      Accounts receivable...................    325,613  1,031,452    4,502,460
      Other.................................     61,400      6,097       15,529
      Goodwill..............................        --     550,000    2,510,000
                                             ---------- ----------  -----------
                                              2,238,045  5,904,511   15,205,029
      Less seller notes.....................        --    (333,000)  (2,520,052)
                                             ---------- ----------  -----------
      Net effect on cash.................... $2,238,045 $5,571,511  $12,684,977
                                             ========== ==========  ===========

  Due to the relative insignificance of the acquisitions, pro forma financial information has not been included.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

3. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                            DECEMBER 31,
                                                      -------------------------
                                                          1995         1996
                                                      ------------ ------------
      Notes payable to banks under Revolver--ABC..... $ 93,099,023 $116,480,109
      Installment loans on vehicles and equipment--
       ABC...........................................   18,015,109   22,574,795
      Mortgage notes payable on real estate--HREP....    5,969,804    5,900,477
      Other notes payable............................    1,639,047    3,228,250
                                                      ------------ ------------
                                                       118,722,983  148,183,631
      Less current maturities........................    5,325,782    8,519,814
                                                      ------------ ------------
                                                      $113,397,201 $139,663,817
                                                      ============ ============

  As of December 31, 1996, ABC has a financing agreement with a group of banks (Revolver) which expires on June 30, 1998, under which ABC may borrow, on a revolving credit basis, up to a maximum of $200,000,000 based on a percentage of eligible accounts receivable and eligible inventory. Interest on the Revolver at December 31, 1996 was largely based on LIBOR (5.5%) plus 2%. The weighted average interest rate on all borrowings outstanding under the Revolver at December 31, 1996 was 7.6%.

  The agreement contains various covenants, including provisions that place restrictions on ABC's ability to merge or sell its business, sell assets, make investments other than in the ordinary course of business, repurchase stock, or pay dividends. Additional provisions require ABC to maintain specified tangible net worth and cash flow amounts and require that ABC's current sole stockholder continue to own at least 51% of the Company's stock. The agreement also includes a prepayment fee.

  The mortgage notes payable of HREP relate to ABC's corporate offices, and are due in monthly principal and interest installments of approximately $50,000 through April 2002, with a final maturity date of May 31, 2002. Interest on the mortgage notes is computed at 8.75% through October 31, 1997, with variable interest thereafter based on an average yield of one-year U.S. Treasury securities plus 3.5%.

  The Company has various other financing agreements with maturity dates ranging from 1998 through 2002, and interest rates ranging from 7.22% to 9.25%. Substantially all of the Company's assets are collateral for Company indebtedness.

  Future maturities of long-term debt as of December 31, 1996, are as follows:

                                                                       AMOUNT
                                                                    ------------
      Year Ending December 31,
        1997....................................................... $  8,519,814
        1998.......................................................  122,915,869
        1999.......................................................    5,112,061
        2000.......................................................    3,807,934
        2001.......................................................    2,654,473
        Thereafter.................................................    5,173,480
                                                                    ------------
                                                                    $148,183,631
                                                                    ============

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

4. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                              DECEMBER 31
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
      Land............................................. $ 1,750,673 $ 1,915,519
      Buildings and improvements.......................  10,889,390  10,889,390
      Warehouse equipment..............................   5,871,936   7,045,874
      Vehicles.........................................  31,133,740  39,914,661
      Office furniture and equipment...................   6,968,585   8,482,177
      Leasehold improvements...........................   8,116,295  10,696,340
                                                        ----------- -----------
                                                         64,730,619  78,943,961
      Less accumulated depreciation....................  21,554,982  28,999,671
                                                        ----------- -----------
                                                        $43,175,637 $49,944,290
                                                        =========== ===========

5. LEASE COMMITMENTS

  ABC conducts the majority of its operations in leased facilities under operating leases expiring at various dates through 2005. Generally, the leases provide that ABC pay all insurance, maintenance, and other costs and expenses associated with use of the buildings. Some of the leases also require ABC to pay real estate taxes.

  As of December 31, 1996, the real estate for 67 of the distribution centers was owned by a related party. The total rent expense for these related-party leases was $3,476,000, $4,629,000 and $6,249,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  Rent expense under all leases totaled $8,365,000, $9,838,000 and $12,592,000 for the years ended December 31, 1994, 1995 and 1996, respectively. Future minimum rental payments required as of December 31, 1996, under leases with an original term of more than one year are as follows:

                                                                      AMOUNT
                                                                    -----------
      Year ending December 31,
        1997....................................................... $11,150,754
        1998.......................................................   9,762,045
        1999.......................................................   6,383,791
        2000.......................................................   4,839,162
        2001.......................................................   1,202,913
        Thereafter.................................................   1,698,276
                                                                    -----------
        Future minimum payments required........................... $35,036,941
                                                                    ===========

6. RELATED-PARTY TRANSACTIONS

  The Company is related to certain other affiliates by common ownership and management. Transactions and balances with these entities are as follows for the reporting periods:

                                                         DECEMBER 31
                                               --------------------------------
                                                  1994       1995       1996
                                               ---------- ---------- ----------
      Accounts receivable..................... $  311,698 $  281,809 $  288,024
      Security deposits.......................    259,899    374,044    374,044
      Accounts payable........................      2,620      4,974     11,340
        Sales.................................    126,211    172,830     65,969
        Purchases.............................     26,929     65,759    556,390
        Rent expense--buildings...............  3,476,387  4,629,109  6,248,942

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

  The Company has the following receivables from, and payables to, its sole stockholder:

                                                             DECEMBER 31
                                                       ------------------------
                                                          1995         1996
                                                       -----------  -----------
      Receivables..................................... $ 7,400,358  $ 7,304,164
      Payables........................................  (3,428,557)  (2,154,979)
                                                       -----------  -----------
                                                       $ 3,971,801  $ 5,149,185
                                                       ===========  ===========

  Interest on the receivables and payables is charged/incurred at a rate comparable to the interest rate ABC pays on its Revolver and was as follows:

                                                    YEAR ENDED DECEMBER 31
                                                 ------------------------------
                                                   1994      1995       1996
                                                 --------  ---------  ---------
      Interest income........................... $544,835  $ 628,908  $ 627,751
      Interest expense..........................  (64,002)  (207,823)  (239,397)
                                                 --------  ---------  ---------
                                                 $480,833  $ 421,085  $ 388,354
                                                 ========  =========  =========

  At December 31, 1995 and 1996, the Company had guaranteed debt of the sole stockholder in the amounts of $2,199,000 and $3,616,000, respectively. Certain assets owned by the Company are utilized as collateral as part of an overall guaranty of this debt by the Company. The Company also had outstanding letters of credit of $500,000 and $300,000 at December 31, 1995 and 1996,
respectively, with respect to debt of the sole stockholder and his affiliates.

  An insurance company, owned by the sole stockholder, provides property and casualty insurance, including workers compensation insurance, to the Company. The Company paid the insurance company for reported and unreported claim liabilities, as determined by an unrelated third-party claims adjusting service, amounting to $5,414,000, $5,175,000 and $6,008,000 in 1994, 1995 and
1996, respectively.

7. LITIGATION

  The Company is involved in various legal matters arising in the normal course of business. In the opinion of management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position of the Company.

8. EMPLOYEE BENEFIT PLAN

  The Company sponsors a 401(k) plan covering substantially all employees. The Company may make elective contributions. Discretionary contributions of $561,000, $614,000 and $716,000 were made for 1994, 1995 and 1996, respectively.

    AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. AND CERTAIN AFFILIATES

9. COMMON STOCK

  Common stock at December 31, 1994, 1995 and 1996 is as follows:

      ABC....... No par value; 10,000 shares authorized, 147.04 shares issued and outstanding
      Mule-Hide. No par value; 10,000 shares authorized, 100 shares issued and outstanding
      Amcraft... $.01 par value; 100,000 shares authorized, 100 shares issued and outstanding.
      HREP...... $.01 par value; 9,000 shares authorized, 1,000 shares issued and outstanding

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying value of the Company's financial instruments, which consist of cash, accounts receivable, accounts payable and borrowings, approximates their fair value at both December 31, 1995 and 1996.

  Substantially all of the Company's accounts receivable are due from contractors located throughout the United States. Credit is extended based on an evaluation of the customer's financial condition and projects, where applicable. Credit losses are provided for in the financial statements and have consistently been within management's expectations.

11. SUMMARIZED COMBINED FINANCIAL INFORMATION ABOUT CERTAIN AFFILIATES

  The following is summarized combined financial information for Mule-Hide and Amcraft, which will become wholly-owned subsidiaries of ABC subsequent to the legal reorganization referred to in Note 1. The amounts are before combination-level elimination entries (sales eliminated totaled $21,311,643 in 1994, $27,034,490 in 1995 and $33,922,487 in 1996). Both subsidiaries will fully, unconditionally, jointly, and severally guarantee certain debt to be issued by ABC (see Note 12). Separate financial statements of the guarantors are not presented because, in the opinion of management, such financial statements are not material to investors.

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995         1996
                                                        -----------  ----------
      Current assets................................... $ 5,065,900  $5,254,409
      Noncurrent assets................................   1,209,122   1,340,694
      Current liabilities..............................  (6,214,805) (6,471,068)
      Noncurrent liabilities...........................  (1,908,950)   (653,148)

                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                                1994        1995        1996
                                             ----------- ----------- -----------
      Net sales............................. $26,660,546 $31,888,122 $39,455,458
      Gross profiit.........................   3,874,554   5,483,012   6,784,164
      Net income............................     537,965     772,841   1,577,620

12. SUBSEQUENT EVENT

  On May 7, 1997, ABC issued $100,000,000 principal amount of 10 5/8% Senior Subordinated Notes due 2007, for which it received net proceeds of approximately $96,500,000 after deducting expenses and commissions. Net proceeds of $10,000,000 were distributed to the Company's sole stockholder, who simultaneously repaid to the Company approximately $8,300,000 of net borrowings. The remainder of the net proceeds combined with the repayment of the net stockholder advances approximated $94,800,000 and was used to repay indebtedness outstanding under the Revolver. In addition, the legal reorganization referred to in Note 1 was completed on May 1, 1997.

             AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.

                          AND CERTAIN AFFILIATES

               CONDENSED COMBINED BALANCE SHEET (UNAUDITED)

                                                                     PRO FORMA
                                                                   STOCKHOLDER'S
                                                                     EQUITY AT
                                         DECEMBER 31,  MARCH 31,     MARCH 31,
                 ASSETS                      1996         1997     1997 (NOTE 3)
                 ------                  ------------ ------------ -------------
Current assets:
  Cash.................................. $  2,630,000 $    918,000
  Accounts receivable...................   92,360,000   93,075,000
  Inventories...........................   95,779,000  137,147,000
  Prepaid expenses and other............    1,544,000    1,823,000
                                         ------------ ------------
    Total current assets................  192,313,000  232,963,000
Property and equipment, net.............   49,944,000   51,871,000
Net receivable from sole stockholder....    5,149,000    6,477,000
Intangible assets, net..................    3,311,000    3,231,000
Security deposits.......................    1,118,000    1,190,000
Other assets............................      113,000      226,000
                                         ------------ ------------
                                         $251,948,000 $295,958,000
                                         ============ ============
  LIABILITIES AND STOCKHOLDER'S EQUITY
  ------------------------------------
Current Liabilities:
  Accounts payable...................... $ 57,700,000 $109,658,000
  Accrued liabilities...................   14,104,000   15,660,000
  Current portion of long-term debt.....    8,520,000    8,508,000
                                         ------------ ------------
    Total current liabilities...........   80,324,000  133,826,000
Long-term debt..........................  139,664,000  137,233,000
Contingent liabilities (Note 2)
Stockholder's equity:
  Common stock..........................      109,000      109,000      109,000
  Additional paid-in capital............    1,215,000    1,215,000    1,215,000
  Retained earnings.....................   30,636,000   23,575,000   11,975,000
                                         ------------ ------------  -----------
    Total stockholder's equity..........   31,960,000   24,899,000  $13,299,000
                                         ------------ ------------  ===========
                                         $251,948,000 $295,958,000
                                         ============ ============

           See notes to condensed combined financial statements.

             AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.

                          AND CERTAIN AFFILIATES

 CONDENSED COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (UNAUDITED)

                                                     THREE MONTHS ENDED MARCH
                                                                31
                                                     --------------------------
                                                         1996          1997
                                                     ------------  ------------
Net sales........................................... $128,704,000  $162,772,000
Cost of sales.......................................  100,695,000   126,789,000
                                                     ------------  ------------
Gross profit........................................   28,009,000    35,983,000
Operating expenses:
  Distribution centers..............................   29,106,000    36,656,000
  General and administrative........................    2,897,000     3,566,000
                                                     ------------  ------------
                                                       32,003,000    40,222,000
                                                     ------------  ------------
Operating loss......................................   (3,994,000)   (4,239,000)
Other income (expense):
  Interest income...................................      136,000       165,000
  Interest expense..................................   (2,572,000)   (2,898,000)
                                                     ------------  ------------
                                                       (2,436,000)   (2,733,000)
                                                     ------------  ------------
Loss before provision for income taxes..............   (6,430,000)   (6,972,000)
Provision for income taxes..........................       52,000        32,000
                                                     ------------  ------------
Net loss............................................   (6,482,000)   (7,004,000)
Retained earnings at beginning of period............   24,200,000    30,636,000
Distributions to sole stockholder...................      (30,000)      (57,000)
                                                     ------------  ------------
Retained earnings at end of period.................. $ 17,688,000  $ 23,575,000
                                                     ============  ============

           See notes to condensed combined financial statements.

             AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.

                          AND CERTAIN AFFILIATES

          CONDENSED COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                    THREE MONTHS ENDED MARCH
                                                               31
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
Operating activities
Net loss..........................................  $ (6,482,000) $ (7,004,000)
Adjustments to reconcile net loss to cash provided
 by operating activities:
  Depreciation....................................     1,972,000     2,406,000
  Amortization....................................        94,000        80,000
  Provision for doubtful accounts.................       615,000       967,000
  (Gain) loss on disposal of property and
   equipment......................................        (9,000)       30,000
  Change in operating assets and liabilities:
    Accounts receivable...........................     1,293,000    (1,576,000)
    Inventories...................................   (30,793,000)  (41,150,000)
    Prepaid expenses and other....................       (20,000)     (289,000)
    Security deposits.............................      (188,000)      (72,000)
    Other assets..................................      (201,000)     (113,000)
    Accounts payable..............................    34,256,000    51,958,000
    Accrued liabilities...........................     1,562,000     1,556,000
                                                    ------------  ------------
      Cash provided by operating activities.......     2,099,000     6,793,000
Investing activities
  Additions to property and equipment.............    (3,512,000)   (4,368,000)
  Proceeds from disposal of property and
   equipment......................................        73,000        86,000
  Acquisitions of businesses......................    (5,922,000)     (395,000)
                                                    ------------  ------------
      Cash used in investing activities...........    (9,361,000)   (4,677,000)
Financing activities
Net borrowings (payments) under line of credit....     4,526,000      (372,000)
Proceeds from notes payable.......................     1,185,000        85,000
Payments on notes payable.........................    (1,263,000)   (2,156,000)
Net change in receivable from sole stockholder....       370,000    (1,328,000)
Distributions paid to sole stockholder............       (30,000)      (57,000)
                                                    ------------  ------------
      Cash used in financing activities...........     4,788,000    (3,828,000)
                                                    ------------  ------------
Net decrease in cash..............................    (2,474,000)   (1,712,000)
      Cash at beginning of period.................     2,743,000     2,630,000
                                                    ------------  ------------
      Cash at end of period.......................  $    269,000  $    918,000
                                                    ============  ============

           See notes to condensed combined financial statements.

             AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.

                          AND CERTAIN AFFILIATES

       NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

                              MARCH 31, 1997

1. BASIS OF PRESENTATION

  The accompanying unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1997 are not indicative of the results that may be expected for the year ending December 31, 1997. For further information, refer to the December 31, 1996 combined financial statements and footnotes thereto included elsewhere in this registration statement.

2. CONTINGENT LIABILITIES

  At December 31, 1996 and March 31, 1997, the Company had guaranteed debt of the sole stockholder in the amounts of $3,616,000 and $3,600,219, respectively. Certain assets owned by the Company are utilized as collateral as part of an overall guaranty of this debt by the Company. The Company also had outstanding letters of credit of $300,000 and $711,000 at December 31, 1996 and March 31, 1997, respectively, with respect to debt of the Company's sole stockholder and his affiliates.

3. PRO FORMA STOCKHOLDER'S EQUITY

  Pro forma stockholder's equity reflects the payment of a $10,000,000 distribution from the proceeds of the May offering (see Note 4), and the April 1997 payment of a dividend to the Company's sole stockholder in respect of 1996 federal and state income taxes of approximately $1,600,000, as if both such transactions had occurred on March 31, 1997.

4. SUBSEQUENT EVENTS

  In April 1997, ABC made a distribution of approximately $1,600,000 to the sole stockholder relating to 1996 federal and state income taxes.

  On May 1, 1997, all of the capital stock of Mule-Hide Products Co., Inc. (Mule-Hide) and Amcraft Building Products Co., Inc. (Amcraft), companies previously wholly-owned by the sole stockholder, was contributed to the Company. Thereafter, Mule-Hide and Amcraft will operate as wholly-owned subsidiaries of the Company. In addition, Hendricks Real Estate Properties, Inc (HREP), whose capital stock was also wholly-owned by the sole stockholder, merged with and into the Company.

  On May 7, 1997, American Builders and Contractors Supply Co., Inc. (ABC) issued $100,000,000 principal amount of 10 5/8% Senior Subordinated Notes due 2007, for which it received net proceeds of approximately $96,500,000 after deducting expenses and commissions. Net proceeds of $10,000,000 were distributed to ABC's sole stockholder, who simultaneously repaid to the Company approximately $8,300,000 of net borrowings. The remainder of the net proceeds combined with the repayment of the net stockholder advances approximated $94,800,000 and was used to repay indebtedness outstanding under the Revolver.

  On May 19, 1997, ABC acquired certain assets and assumed a portion of the liabilities of Viking Products, Inc. and certain assets of Viking Aluminum Products, Inc. (collectively Viking). The purchase price was paid with a combination of cash and a $3,000,000 seller note payable over two years. Viking was a regional distributor of residential roofing, siding and window products with 12 distribution centers located in the Northeastern portion of the United States. An estimated allocation of the purchase price of Viking is as follows:

      Accounts receivable.......................................... $ 8,534,000
      Inventories..................................................  11,314,000
      Property and equipment.......................................   2,439,000
      Goodwill and other intangible assets.........................   7,200,000
      Other assets.................................................     263,000
      Liabilities assumed..........................................  (3,928,000)
                                                                    -----------
      Cost of purchase............................................. $25,822,000
                                                                    ===========

  The Viking acquisition was accounted for as a purchase; accordingly, the results of operations of Viking will be included with those of ABC from the date of acquisition. Unaudited pro forma financial information is not presented because the Viking acquisition does not have a material impact on ABC's results of operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................  iii
Prospectus Summary........................................................    1
Risk Factors..............................................................   10
Recent Transactions.......................................................   16
Use of Proceeds...........................................................   16
Capitalization............................................................   18
Selected Combined Historical Financial Data...............................   19
Management's Discussion And Analysis of Financial Condition and Results of
 Operations...............................................................   21
Business..................................................................   28
Management................................................................   36
Security Ownership of Certain Beneficial Owners and Management............   38
Certain Transactions......................................................   39
Description of The Credit Agreement.......................................   41
The Exchange Offer........................................................   42
Description of the Notes..................................................   50
Certain Federal Income Tax Consequences...................................   74
Plan of Distribution......................................................   75
Legal Matters.............................................................   75
Experts...................................................................   75
Index to Combined Financial Statements....................................  F-1

 UNTIL           , 1996 (90 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OF-
FER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PRO-SPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000

                                   AMERICAN
                            BUILDERS & CONTRACTORS
                               SUPPLY CO., INC.

                   AMCRAFT BUILDING PRODUCTS CO., INC.

                       MULE-HIDE PRODUCTS CO., INC.

                             OFFER TO EXCHANGE ITS
                               10 5/8% SERIES B
                           SENIOR SUBORDINATED NOTES
                         DUE 2007 FOR ITS OUTSTANDING
                       10 5/8% SENIOR SUBORDINATED NOTES
                                   DUE 2007

                                ---------------

                                  PROSPECTUS

                                ---------------

                                        , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware, inter alia, ("Section 145") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director.

  Article V of the By-laws of the Company ("Article V") provides, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Company to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law' permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Company.

  Article V also provides that persons who are not covered by the foregoing provisions of Article V and who are or were employees or agents of the Company, or who are or were serving at the request of the Company as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Article V further provides that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under Article V.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS.

      3.1  Certificate of Incorporation of the Company.
      3.2  By-laws of the Company.
      3.3  Articles of Incorporation of Mule-Hide.
      3.4  By-laws of Mule-Hide.
      3.5  Certificate of Incorporation of Amcraft.
      3.6  By-laws of Amcraft.
      4.1  Indenture dated as of May 6, 1997 between the Company, Mule-Hide and
           Amcraft and Norwest Bank Minnesota, National Association, as trustee
           (including form of New Note and Senior Subordinated Guarantees).
      4.2  Purchase Agreement dated as of May 2, 1997 between the Company,
           Mule-Hide and Amcraft and NationsBanc Capital Markets, Inc. and
           First Chicago Capital Markets, Inc.+
      4.3  Registration Rights Agreement dated as of May 6, 1997 between the
           Company, Mule-Hide and Amcraft and NationsBanc Capital Markets, Inc.
           and First Chicago Capital Markets, Inc.
      5.1  Opinion and consent of Kirkland & Ellis.
     10.1  Asset Purchase Agreement, dated as of April 12, 1997, by and between
           Viking Aluminum Products, Inc. and the Company.+
     10.2  Asset Purchase Agreement, dated as of April 12, 1997, by and between
           Viking Building Products, Inc. and the Company.+
     10.3 Employment Agreement, dated as of May 1, 1997, between the Company and Kenneth A. Hendricks.
     10.4  Tax Allocation Agreement, dated as of May 1, 1997, among the
           Company, Mule-Hide and Amcraft and Kenneth A. Hendricks.
     10.5  Form of lease agreement between the Company and Hendricks Real
           Estate Properties and schedule of lease terms for all properties leased pursuant thereto.
     10.6  Amended and Restated Loan and Security Agreement among American
           National Bank and Trust Company of Chicago, NationsBank of Texas,
           N.A., Bankamerica Business Credit, Inc. and the Company, as amended to date (the "Credit Agreement").

     10.7  Amended and Restated Patent, Trademark and License Mortgage by the
           Company in favor of NationsBank of Texas, N.A., as agent for the lenders under the Credit Agreement, as amended.
     10.8  Amended and Restated Limited Guaranty Agreement by Kenneth A.
           Hendricks, dated as of February 8, 1996, in favor of NationsBank of Texas, N.A., individually or as agent for the lenders under the Credit Agreement.
     10.9  Continuing Guarantee Agreement, dated July 20, 1996, between Mule-
           Hide and Heritage Bank, N.A., for the benefit of Kenneth A.
           Hendricks.
     10.10 Guaranty, dated December 22, 1992, between the Company and Transohio
           Savings Bank, for the benefit of Kenneth A. Hendricks.
     10.11 Guaranty, dated December 22, 1996, between the Company and MetLife
           Capital Corporation, for the benefit of Kenneth A. Hendricks.
     12.1  Statement of Computation of Ratios.
     21.1  Subsidiaries of the Company, Mule-Hide and Amcraft**
     23.1  Consent of Ernst & Young LLP, Independent Auditors
     23.2  Consent of Kirkland & Ellis (included in Exhibit 5.1).
     24.1  Powers of Attorney (included in signature page).**
     25.1  Statement of Eligibility of Trustee on Form T-1.
     99.1  Form of Letter of Transmittal.
     99.2  Form of Notice of Guaranteed Delivery.
     99.3  Form of Tender Instructions.

--------
*To be filed by amendment.

**Previously filed.

+The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule to such agreement upon the request of the Commission in accordance with Item 601(b)(2) of Regulation S-K.

(b) Financial Statement Schedule.

    Report of Ernst & Young LLP, Independent Auditors, on Schedule

    Schedule II--Valuation and Qualifying Accounts (for each of the three years in the period ended December 31, 1996)

    Note: All other financial statement schedules have been omitted because the required information is not present or is not present in amounts sufficient to require submission of the schedules, or because the information required is included in the combined financial statements and notes thereto.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

    (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (5) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BELOIT, STATE OF WISCONSIN, ON JUNE 25, 1997.

                                          American Builders & Contractors
                                           Supply Co., Inc.

                                                         *
                                          By:__________________________________
                                                   Kenneth A. Hendricks
                                               President and Chief Executive
                                                          Officer

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON JUNE 25, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                   *                        President and Chief Executive Officer,
___________________________________________   Director (principal executive officer)
           Kenneth A. Hendricks

                   *                        Chief Financial Officer and Treasurer
___________________________________________   (principal financial and accounting
              Kendra A. Story                 officer) and Director

                   *                        Executive Vice President, Secretary and
___________________________________________   Director
            Diane M. Hendricks

                   *                        Director
___________________________________________
                Gil Aleman

                   *                        Director
___________________________________________
              Kent A. Nelson


* The undersigned, by signing her name hereto, does sign and execute this Amendment No. 1 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

           /s/ Kendra Story                 Attorney-in-Fact
___________________________________________
               Kendra Story


                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BELOIT, STATE OF WISCONSIN, ON JUNE 25, 1997.

                                          Mule-Hide Products Co., Inc.

                                                        *
                                          By:__________________________________
                                                   Kenneth A. Hendricks
                                               President and Chief Executive
                                                          Officer

                                    * * * *


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON JUNE 25, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                    *                       Chief Executive Officer, Director
___________________________________________   (principal executive officer)
           Kenneth A. Hendricks

                    *                       Chief Financial Officer, Director
___________________________________________   (principal financial and accounting
              Kendra A. Story                 officer

                    *                       Director
___________________________________________
            Diane M. Hendricks


* The undersigned, by signing her name hereto, does sign and execute this Amendment No. 1 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

           /s/ Kendra Story                 Attorney-in-Fact
___________________________________________
               Kendra Story


                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MULE-HIDE PRODUCTS CO., INC. HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BELOIT, STATE OF WISCONSIN, ON JUNE 25, 1997.

                                          Amcraft Building Products Co., Inc.

                                                          *
                                          By: _________________________________
                                                    Kenneth A. Hendricks
                                                  Chief Executive Officer

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED ON JUNE 25, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------

                    *                       Chief Executive Officer, Director
___________________________________________   (principal executive officer)
           Kenneth A. Hendricks

                    *                       Chief Financial Officer, Director
___________________________________________   (principal financial and accounting
              Kendra A. Story                 officer

                    *                       Director
___________________________________________
            Diane M. Hendricks

* The undersigned, by signing her name hereto, does sign and execute this Amendment No. 1 pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

           /s/ Kendra Story                 Attorney-in-Fact
___________________________________________
               Kendra Story


        REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS, ON SCHEDULE

  We have audited the combined financial statements of American Builders & Contractors Supply Co., Inc., Mule-Hide Products Co., Inc., Amcraft Building Products Co., Inc. and Hendricks Real Estate Properties, Inc. (collectively, the "Company") as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated March 21, 1997, except as to Note 12, the date of which is May 7, 1997, included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed at Item 21(b) of this Registration Statement. That schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Milwaukee, Wisconsin
March 21, 1997

                                                                     SCHEDULE II

                AMERICAN BUILDERS & CONTRACTORS SUPPLY CO., INC.
                             AND CERTAIN AFFILIATES
                   COMBINED VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                               BALANCE AT ADDITIONS                 BALANCE AT
                               BEGINNING  CHARGED TO                  END OF
DESCRIPTION                     OF YEAR    EXPENSE   DEDUCTIONS (1)    YEAR
-----------                    ---------- ---------- -------------- ----------
Accounts Receivables--
 Allowance for doubtful
 accounts:
  1994........................ $2,833,000 $2,647,000   $2,087,000   $3,393,000
  1995........................  3,393,000  3,165,000    2,654,000    3,904,000
  1996........................  3,904,000  3,604,000    3,183,000    4,325,000

--------
(1) Consist of charge-offs, net of recoveries